Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ARMSTRONG FLOORING, INC.,

ARMSTRONG FLOORING CANADA LTD.,

ARMSTRONG FLOORING LATIN AMERICA, INC.

AND

AFI LICENSING LLC

as Sellers,

AND

AHF, LLC,

AND

GORDON BROTHERS COMMERCIAL & INDUSTRIAL, LLC

as Buyers,

Dated as of July 10, 2022

INDEX OF EXHIBITS

EXHIBIT A	FORM OF SALE ORDER

EXHIBIT B	FORM OF TRANSITION SERVICES AGREEMENT (CHINA)

EXHIBIT C	FORM OF TRANSITION SERVICES AGREEMENT (AUSTRALIA)

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 10, 2022 (the “Execution Date”), by and among (i) Armstrong Flooring, Inc., a Delaware corporation (“AFI Parent”), Armstrong Flooring Latin America, Inc., a Delaware corporation (“AFI Latin America”), Armstrong Flooring Canada Ltd., a British Columbia corporation (“AFI Canada”), and AFI Licensing LLC, a Delaware limited liability company (“AFI Licensing” and, together with AFI Parent, AFI Latin America and AFI Canada, each a “Seller” and collectively, “Sellers”), and (ii) AHF, LLC, a Delaware limited liability company (“AHF Buyer”), and Gordon Brothers Commercial & Industrial, LLC, a Delaware limited liability company (“GBG Buyer” and, together with AHF Buyer, each a “Buyer” and collectively the “Buyers”). Capitalized terms have the definitions set forth in Article I below.

RECITALS

A. Sellers are engaged in the Business;

B. Sellers filed voluntary petitions for relief commencing cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about May 8, 2022 (the “Petition Date”), and are being jointly administered for procedural purposes as In re Armstrong Flooring, Inc., et. al., case number 22-10426 (collectively, the “Chapter 11 Case”);

C. Sellers desire to sell to Buyers all of the Transferred Assets and Buyers desire to purchase from Sellers the Transferred Assets and assume the Assumed Liabilities, in each case as attributable to such Buyer, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

D. The execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, as further set forth herein. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

“Action” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry, investigation or audit commenced, brought, conducted or heard by or before any Governmental Authority, other than an Avoidance Action.

“Additional Deposit Funds” has the meaning set forth in Section 2.10(a).

“Adjustment Holdback Amount” means $6,000,000.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other Representatives of such Person.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“AFI Canada” has the meaning set forth in the Preamble.

“AFI Credit Agreement” shall mean that certain Credit Agreement, dated as of December 31, 2018, as amended, restated, amended and restated, supplemented or otherwise modified, by and among AFI Parent, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

“AFI Latin America” has the meaning set forth in the Preamble.

“AFI Parent” has the meaning set forth in the Preamble.

“AFI Parent SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by AFI Parent with the SEC since January 1, 2021 (together with any documents filed with the SEC during such period by AFI Parent on a voluntary basis on a Current Report on Form 8-K, including any amendments or supplements to such documents).

“AFI Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of June 23, 2020, as amended, restated, amended and restated, supplemented or otherwise modified, by and among AFI Parent, as borrower, Armstrong Flooring Pty Ltd, as Australian borrower, the guarantors named therein, the lenders party thereto and Pathlight Capital LP, as administrative agent and collateral agent.

“Agreement” has the meaning set forth in the Preamble.

“AHF Allocation” has the meaning set forth in Section 2.12(a).

“AHF Allocation Methodology” has the meaning set forth in Section 2.12(a).

“AHF Assumed Liabilities” has the meaning set forth in Section 2.4.

“AHF Buyer” has the meaning set forth in the Preamble.

“AHF Debt Sources” has the meaning set forth in Section 4.7(b).

“AHF Locations” means the facilities owned and operated by Sellers located at (a) 1401 N. Hobbie Avenue, Kankakee, IL 60901, (b) 1067 Dillerville Road, Lancaster, PA 17603, (c) 1215 Loop Road, Lancaster, PA 17601, and (d) 325 Eagle Valley Road, Beech Creek, PA 16822.

“AHF Transferred Assets” has the meaning set forth in Section 2.1

“AHF Transferred Business” means the Business as conducted at the AHF Locations, other than the sourcing of resilient flooring products.

“AHF Transferred Inventory” has the meaning set forth in Section 2.1(d).

“AHF Transferred Real Properties” has the meaning set forth in Section 2.1(b).

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, of a material portion of the Transferred Assets, in a transaction or series of transactions with one or more Persons other than Buyers.

“Ancillary Agreements” means, collectively, the agreements to be executed in connection with the transactions contemplated by this Agreement, including the Assignment and Assumption Agreement, the CBA Assumption Agreements, the IP Assignment Agreement, the Trademark License Consent, and the North America TSA.

“Antitrust Law” means the HSR Act and any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“A/R Adjustment Amount” means an amount, which may be a positive or negative number, equal to the difference of (a) the aggregate dollar value of the Transferred AR as of the Closing Date, multiplied by the A/R Percentage minus (b) the Target A/R Amount multiplied by the Target A/R Percentage. If the amount so determined is a positive number, the A/R Adjustment Amount shall be increased by such amount. If the amount so determined is a negative number, the A/R Adjustment Amount shall be decreased by such amount.

“A/R Percentage” means 65.1%, adjusted as follow:

(a) The A/R Percentage shall be adjusted to reflect changes to the contractual aging in the Transferred AR through the Closing in accordance with the A/R Adjustment Matrix set forth on Section 1.1(a) of the Disclosure Letter (the “Adjustment Matrix”). If the total “A/R Percentage Adjustment” as calculated in accordance with the Adjustment Matrix is negative, the A/R Percentage shall be reduced by the amount of the A/R Percentage Adjustment. If the total A/R Percentage Adjustment as calculated in accordance with the Adjustment Matrix is positive, the A/R Percentage shall be increased by the amount of the A/R Percentage Adjustment; provided, however, that in no event shall the A/R Percentage be greater than 70.0% after such adjustment.

(b) The A/R Percentage shall be adjusted to reflect changes to the customer mix in the Transferred AR through the Closing. Specifically, in the event that the top ten customers included in the Target A/R Amount fail to comprise at least 50% of the Closing A/R Amount (the “Concentration Threshold”), then the A/R Percentage shall be reduced by 0.30% for every 1% (or portion thereof) that the concentration of the top ten customers falls below the Concentration Threshold.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.11(b)(i).

“Avoidance Actions” has the meaning set forth in Section 2.1(o).

“Australia TSA” has the meaning set forth in Section 6.13.

“AWI” means Armstrong World Industries, Inc., a Pennsylvania corporation.

“AWI Licensing” means AWI Licensing LLC, a Delaware limited liability company.

“Banker’s Fees” means the aggregate amount of fees and expenses payable to Sellers’ financial advisor, Houlihan Lokey Capital, Inc., in connection with the transactions contemplated by this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidder Protections” has the meaning set forth in Section 9.4(a).

“Bidding Procedures” means the bidding procedures in the form attached to the Bidding Procedures Order, as they may be amended in accordance with the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court governing the bidding procedures for the Auction Docket No. 233.

“Business” means the development, design, manufacture, sourcing and sale of (a) resilient flooring products for use primarily in the construction and renovation of commercial, residential and institutional buildings primarily in North America and (b) floor cleaners, adhesives and related accessories and sundries primarily in North America as conducted by Sellers as of the date hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware, the Commonwealth of Pennsylvania, or the State of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Non-Recourse Person” has meaning set forth in Section 10.22(a).

“Cash and Cash Equivalents” means all of any Seller’s cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“CBA Assumption Agreements” has the meaning set forth in Section 2.11(b)(viii).

“Chapter 11” means chapter 11 of the Bankruptcy Code.

“Chapter 11 Case” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 2.11(a).

“Closing Date” has the meaning set forth in Section 2.11(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each Contract with a labor union or labor organization, works council or other similar employee representative, in each case, covering an Employee who works in the Business.

“Compliance Date” means May 1, 2020.

“Confidentiality Agreement” means each of the Confidentiality Agreements, entered into between AFI Parent or one of its Affiliates and each of the Buyers or one of their respective Affiliates with respect to the transactions contemplated hereby.

“Contract” means any contract, agreement, insurance policy, lease, license, sublicense, sales order, purchase order, instrument, or other commitment, that is binding on any Person or any part of its assets or properties under applicable Law.

“Controlled Group Liability” means any and all Liabilities of Sellers and their ERISA Affiliates (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measure” means any (i) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority, (ii) factory shutdowns or slowdowns, workplace or worksite shutdowns or slowdowns or work from home requirements or recommendations or other measures initiated or occurring in response to COVID-19, in each case, issued by a Governmental Authority, or (iii) shipping, freight, rail or other shipment interruptions or slowdowns, in each case, resulting from the matters contemplated by clause (i) or clause (ii).

“Cure Claims” means amounts that must be paid and obligations that otherwise must be satisfied, pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and assignment of the Transferred Contracts to be assumed and assigned to Buyer.

“Customs and International Trade Laws” means any domestic Law, license, directive, award or other decision or requirement, including any amendments, having the force or effect of Law, of any Governmental Authority, concerning the transfer, importation, exportation, reexportation or deemed exportation of products, technical data, technology and/or services, the terms and conduct of transactions, and making or receiving of payment related to such transfer, importation, exportation, reexportation or deemed exportation.

“Deposit Funds” has the meaning set forth in Section 2.10(a).

“Designated Buyer” has the meaning set forth in Section 2.13(a).

“Designated Inventory” means all raw materials, works-in-progress, first-quality finished goods, supplies, packaging materials and other inventories owned by Sellers that is not AHF Transferred Inventory (including any goods in transit, even if title to such goods would pass free on board destination).

“Designated Parties” has the meaning set forth in Section 2.1(o).

“Designation Deadline” has the meaning set forth in Section 2.7(e).

“Diamond 10 IP” means all Intellectual Property (other than Trademarks) owned by Seller and its Subsidiaries, or included in the Transferred Assets, at Closing to the extent relating to the Diamond 10 technology and expressly including the Diamond 10 patents which are listed in Schedule 2 to the IP Assignment Agreement.

“DIP Credit Agreements” means, collectively, (a) that certain senior secured, super-priority debtor-in-possession credit agreement, dated as of May 17, 2022, by and among AFI Parent, the other borrowers and guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order and (b) that certain senior secured, super-priority debtor-in-possession term loan agreement, dated as of May 17, 2022, by and among AFI Parent, the other borrowers and guarantors party thereto, the lenders party thereto, and Pathlight Capital LP, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order.

“DIP Order” means the final Order entered by the Bankruptcy Court approving or authorizing Sellers’ entry into and performance under the DIP Credit Agreements.

“Disclosure Letter” means the disclosure letter being delivered to Buyers contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, (a) the information and disclosures contained in any section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure, (b) the disclosure of any matter in the Disclosure Letter shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Letter is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any Party except to the extent expressly set forth herein, (d) the inclusion of any item in the Disclosure Letter shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of any Seller or the Business, nor an admission of any liability to any third party, (e) matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are set forth therein for informational purposes, and (f) headings are inserted in the Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

“Disclosure Limitations” has the meaning set forth in Section 6.2(a).

“Employee Benefit Plans” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (ii) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller is an owner, a beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based compensation, incentive and bonus plan, Contract, policy, program, practice, arrangement or agreement and (iii) other employment, consulting or other individual agreement or arrangement, in each case, (a) that is sponsored or maintained or contributed, or required to be contributed, to by any Seller or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of any Seller, including any dependents or beneficiaries thereof or (b) with respect to which any Seller or any of its ERISA Affiliates has any actual or contingent Liability.

“Employees” means all of the employees of Sellers on the Execution Date, as well as any additional persons who become employees of Sellers during the period from the Execution Date through and including the Closing Date.

“Encumbrance” means any charge, claim (including any “claim” as defined in the Bankruptcy Code), lease, sublease, mortgage, deed of trust, lien (including any “lien” as defined in the Bankruptcy Code), license, encumbrance, option, pledge, hypothecation, security interest or similar interest, preemptive right, right of first refusal, right of first offer, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment, conditional sale or title retention agreements or other similar restriction or encumbrance, whether imposed by Law, Contract, or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any Action, cause of action, claim, suit, proceeding, investigation, Order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters for which liability is imposed under Environmental Laws, including common law.

“Environmental Law” means any Law relating to pollution, the protection of, restoration or remediation of the environment or natural resources, or the protection of human health and safety (regarding exposure to Hazardous Materials), including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, transport, treatment, containment, storage, disposal, or handling of Hazardous Materials; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (c) an affiliated service group (as defined under Section 414(m) of the Code) or (d) any group specified in Treasury Regulations promulgated under Section 414(o) of the Code, any of which includes or included any Seller.

“Escrow Agent” has the meaning set forth in Section 2.10(a).

“Estimated A/R Adjustment Amount” has the meaning set forth in Section 2.9(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.9(a).

“Estimated Inventory Adjustment Amount” has the meaning set forth in Section 2.9(a).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Benefit Plan” means each Employee Benefit Plan.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Execution Date” has the meaning set forth in the Preamble.

“Facilities” means the third-party logistics facilities, warehouses, corporate offices and other facilities from where inventory is shipped (excluding any AHF Locations as set forth on Section 1.1(b) of the Disclosure Letter).

“Final A/R Adjustment Amount” has the meaning set forth in Section 2.9(h).

“Final Inventory Adjustment Amount” has the meaning set forth in Section 2.9(h)

“Foreign Competition Laws” has the meaning set forth in Section 3.3(a).

“Foreign TSAs” has the meaning set forth in Section 6.13.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4(a) (Transferred Assets), Section 3.4(b) (Sufficiency of Assets), Section 3.10(a) (Real Property), Section 3.13 (Environmental Matters), Section 3.17 (Accounts Receivable), Section 3.18 (Inventory), and Section 3.19 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“GBG Allocation” has the meaning set forth in Section 2.12(b).

“GBG Allocation Methodology” has the meaning set forth in Section 2.12(b).

“GBG Assumed Liabilities” has the meaning set forth in Section 2.5.

“GBG Buyer” has the meaning set forth in the Preamble.

“GBG Transferred Assets” has the meaning set forth in Section 2.2.

“GBG Transferred Real Property” has the meaning set forth in Section 2.2(a).

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court, tribunal or commission or any other judicial or arbitral body, including the Bankruptcy Court.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, hazardous or toxic waste, or protection of the environment; or (b) forms the basis of any Liability under any Law relating to pollution, hazardous or toxic waste, or protection of the environment.

“HK TSA” has the meaning set forth in Section 6.13.

“HSR Act” has the meaning set forth in Section 3.3(a).

“Information Technology” means any and all equipment, interconnected system or subsystem of equipment, component or device that is used in the acquisition, storage, manipulation, management, movement, processing, control, display, switching, interchange, transmission, or reception of data or information, or interface therewith, and any computer software, firmware, circuitry, logic, algorithms, source code, object code, other code variants, libraries and related data, documentation, databases, database rights, manuals, user guides, specifications, training materials and any websites. For the avoidance of doubt, Information Technology includes computers, computer equipment and systems, including laptops and desktops, computer software and applications, computer hardware, monitors, screens, servers, peripherals, workstations, firewall devices, wireless access points, memory, routers, hubs, switches, computer networks, data centers, web sites, data communications networks and lines, phone equipment and systems, email equipment and systems, printer equipment and systems, backup and disaster recovery equipment and systems, together with any computer hardware or software associated with any of the above.

“Initial Cash Consideration” has the meaning set forth in Section 2.8(a).

“Initial Deposit Funds” has the meaning set forth in Section 2.10(a).

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign rights in (a) trade names, trademarks and service marks, business names, corporate names, domain names, trade dress, logos, slogans, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (b) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (c) copyrights and copyrightable subject matter (whether registered or unregistered), works of authorship and moral rights (“Copyrights”); (d) computer programs (whether in source code, object code, or other form), firmware, software, models, algorithms, methodologies, databases, compilations, data, all technology supporting the foregoing, and all documentation, including user manuals and training materials, programmers’ annotations, notes, and other work product used to design, plan, organize, maintain, support or develop, or related to any of the foregoing; (e) confidential or proprietary information, trade secrets and know-how, and all other inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy rights, and rights to Personal Data; (g) all applications and registrations for any of the foregoing; and (h) all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“International Plan” means each Employee Benefit Plan that is subject to the applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies), other than those International Plans that are mandated by applicable Law.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies, packaging materials and other inventories owned by Sellers (including any goods in transit, even if title to such goods would pass free on board destination).

“Inventory Adjustment Amount” means an amount, which may be a positive or negative number, calculated as follows:

(a) in the case of Inventory which is raw materials, (i) the difference between (x) the aggregate cost value as of the Closing Date of Inventory which is raw materials minus (y) $14,659,444.99, multiplied by (ii) 25.0%; and

(b) in the case of Inventory which is finished goods, (i) the difference between (x) the aggregate cost value as of the Closing Date of Inventory which is finished goods minus (y) $67,607,338.48, multiplied by (ii) 49.7%.

If the amount determined in accordance with clauses (a) or (b) above is a positive number, the Inventory Adjustment Amount shall be increased by such amount. If the amount determined in accordance with clauses (a) or (b) above is a negative number, the Inventory Adjustment Amount shall be decreased by such amount. The net result of the foregoing calculation shall be the “Inventory Adjustment Amount”.

“IP Assignment Agreement” means the Intellectual Property rights assignment agreement, in form and substance reasonably satisfactory to the Parties.

“IRS” means the Internal Revenue Service of the United States.

“June Inventory Files” has the meaning set forth in Section 3.18.

“Knowledge” with respect to Sellers means the actual (but not constructive or imputed) knowledge of Michel Vermette, Amy Peacock Trojanowski and Matt McColgan, after reasonable inquiry, as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, policies, orders, judgments and decrees, in each case, enacted, adopted or promulgated by a Governmental Authority.

“Lease” means any lease, sublease, license, or other use or occupancy agreement with respect to real property to which any Seller is a party as lessee, sublessee, tenant, subtenant or in a similar capacity.

“Leased Real Property” means any real property used primarily in connection with the Business that is leased, subleased, licensed or otherwise occupied by any Seller pursuant to a Lease.

“Legal Restraint” has the meaning set forth in Section 8.1(a).

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability (including any liability that results from, arises out of, or relates to any tort or product liability claim), commitment, undertaking, expense, cost, royalty, deficiency, fee, charge or obligation (in each case, of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, mature or unmatured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort or otherwise, and without regard to when sustained, incurred or asserted or when the relevant events occurred or circumstances existed).

“Material Adverse Effect” means any event, change, condition, occurrence or effect that individually or in the aggregate (a) has had, or would reasonably be expected to have, a material adverse effect on the Business or the Transferred Assets or the condition (financial or otherwise), assets, Liabilities, or operations of the Business or the Transferred Assets, taken as a whole, or (b) prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the performance by Sellers of their obligations under this Agreement, other than, in each case of the preceding clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry or geographical areas in which the Business operates, (ii) with respect to the Business or the Transferred Assets, changes in general domestic or foreign economic, social, political, financial market or geopolitical conditions (including the existence, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war), (iii) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any civil disturbance, embargo, natural disaster, earthquake, fire, flood, hurricane, tornado or other weather event, or the onset or continuation of any global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Authority), viral outbreak (including “Coronavirus” or “COVID-19” or any variant thereof) or any quarantine, lockdown, travel restriction, business restriction or trade restriction related thereto, (iv) changes in any applicable Laws or GAAP or interpretations thereof, (v) the execution, existence, performance, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, (vi) the announcement or pendency of the Chapter 11 Case (and any limitations therein pursuant to the Bankruptcy Code, any Order of the Bankruptcy Court, or the DIP Credit Agreements (or limitations of funding thereunder)) or any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby, (2) the reorganization of Sellers and any related plan of reorganization or disclosure statement, (3) the Sale Motion, (4) the assumption of any Transferred Contract or (5) any action approved by the Bankruptcy Court, (vii) any action taken by any Seller at the written request of Buyer or that is required by this Agreement, (viii) the identity of Buyer or any of its Affiliates, (ix) any failure to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but, for the avoidance or doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (x) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, (xi) any breach by Buyer of its obligations under this Agreement, or (xii) any change in the cost or availability or other terms of any financing; provided, however, that changes or developments set forth in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been or is a Material Adverse Effect if such changes or developments have a disproportionate impact on the Business, taken as a whole, relative to the other participants in the industries and markets in which the Business operates.

“Material Contract” has the meaning set forth in Section 3.14(a).

“North America TSA” has the meaning set forth in Section 6.11(b).

“Occupancy Period” has the meaning set forth in Section 6.11(a).

“Offer Employee” has the meaning set forth in Section 6.3(a).

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business in the ordinary and usual course consistent with past practice and custom of Sellers, as such practice and custom is, or may have been, modified as a result of the Chapter 11 Case, in each case subject to (a) the filing of the Chapter 11 Case, (b) any Orders of the Bankruptcy Court, and (c) the conduct of the process as contemplated by the bidding procedures approved by the Bankruptcy Court.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, its bylaws, and any shareholder or stockholder agreement, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, any statement of partnership and its partnership agreement, (iv) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement, (v) with respect to any other form of entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and any agreement amongst its members, (vi) any documents equivalent to any of the foregoing applicable to non-U.S. jurisdictions, and (vii) any amendments, side letters, modifications, or other arrangements with respect to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Owned Real Property” means any real property owned by AFI Parent or any other Seller, including all of AFI Parent’s or such other Seller’s right, title and interest in and to any improvements, fixtures and structures thereon and appurtenances thereto.

“Party” or “Parties” means, individually or collectively, Buyers and Sellers.

“Permits” has the meaning set forth in Section 3.6(b).

“Permitted Encumbrance” means (a) Encumbrances for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’ and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business, (c) with respect to any Leased Real Property, any Encumbrance primarily affecting the interest of the landlord, sublandlord or licensor of such real property, (d) with respect to any Real Property, covenants, conditions, restrictions, easements, licenses, rights-of-way and other similar charges or encumbrances or defects or imperfections of title of any kind that do not, individually or in the aggregate, materially interfere with the present use or materially impair the value of the Real Property subject to such encumbrances, (e) any non-exclusive licenses to Intellectual Property granted to customers of the Business in the Ordinary Course of Business, (f) public roads, highways, zoning codes, building codes, entitlements, conservation restrictions or other land use or environmental Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property and (g) any Encumbrances that will be removed or released by operation of the Sale Order.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information (a) that could be used to identify, contact, or locate a natural Person, including name, contact information, financial account number, an identification number, location data, IP address, online activity or usage data, an online identifier, or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural Person, or (b) that is considered “personally identifiable information,” “personal information,” or “personal data” by one or more applicable Privacy and Information Security Requirements.

“Petition Date” has the meaning set forth in the Recitals.

“Pre-Closing Charges” has the meaning set forth in Section 7.3.

“Prepaid Expenses” means all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise)) for rent, electricity, telephone bonds or other sureties or other expenses (including all prepaid rent and all prepaid charges, expenses and rent under any personal property leases), advances, prepaid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), except that professional fee retainers and prepaid deposits related thereto shall not be included in the definition of “Prepaid Expenses.”

“Privacy and Information Security Requirements” means (a) all applicable Laws regulating the Processing of Personal Data, data breach notification, privacy policies and practices, processing and security of payment card information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018, the Payment Card

Industry Data Security Standards, the European General Data Protection Regulation (the “GDPR”), any applicable national laws which implement the GDPR, the UK Data Protection Act 2018, the Personal Information Protection Law of China, state data security laws and state data breach notification law, in each case as amended, consolidated re-enacted or replaced from time to time, (b) obligations under all Transferred Contracts that relate to Personal Data and (c) all of the Sellers’ and their Subsidiaries’ binding written internal and publicly posted policies and representations regarding the Processing of Personal Data in the conduct of the Business.

“Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Property Tax Proration Amount” means an amount (which may be a negative number) equal to the (A) the aggregate amount of Property Taxes paid by a Seller prior to the Closing Date attributable to the period from and after Closing Date for which the applicable Buyers are liable pursuant to Section 7.3 less (B) the aggregate amount of unpaid Property Taxes attributable to the period prior to the Closing Date for which Seller is liable pursuant to Section 7.3.

“Property Taxes” has the meaning set forth in Section 7.3.

“Purchase Price” has the meaning set forth in Section 2.8.

“Qualified Leave Recipient” means any Employee who is absent from active employment as of immediately prior to the Closing Date as a result of an approved leave of absence.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered IP” has the meaning set forth in Section 3.11(a).

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, Advisors, bankers and other representatives of such Person.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Motion” means the motion filed with the Bankruptcy Court seeking entry of the Bidding Procedures Order and the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, the form of which Sale Order is attached hereto as Exhibit A, with such changes that are in form and substance acceptable to Buyers and Sellers.

“Sales & Use Tax Exemption Certificates” means the certificates set forth on Section 1.1(c) of the Disclosure Letter.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (and together with the rules and regulations promulgated thereunder).

“Seller” has the meaning set forth in the Preamble.

“Seller Non-Recourse Person” has meaning set forth in Section 10.22(b).

“Subsidiary” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Successor” has the meaning set forth in Section 9.4(b).

“Target A/R Amount” means $52,553,771 United States dollars.

“Target A/R Percentage” means 65.1%.

“Tax Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority relating to Taxes.

“Tax Return” means any return, document, declaration, report, claim for refund, statement, information statement or other information or filing relating to Taxes, including any schedule or attachment thereto or amendment thereof, that is filed with or supplied to, or required to be filed with or supplied to, any Governmental Authority.

“Taxes” means any and all U.S. federal, state and local, non-U.S., and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs or other assessments imposed by any Governmental Authority, including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, escheat, abandoned or unclaimed property, windfall profits or other taxes, together with any interest, penalties, additions to tax, or other additional amounts imposed with respect thereto, however denominated, whether disputed or not.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of April 1, 2016, by and among AWI, AFI Parent and AWI Licensing LLC, as amended by the First Amendment to the Trademark License Agreement, dated December 7, 2020.

“Trademark License Consent” means the written consent of AWI and AWI Licensing to the partial assignment of the Trademark License Agreement from AFI Parent to AHF Buyer, to be reasonably agreed to by Sellers and AHF Buyer in such form and substance as provides AHF Buyer with access to and commercial use of Trademarks licensed under the Trademark License Agreement (taking into account the nature of the transactions contemplated by this Agreement and AHF Buyer’s intended use of such Trademarks) used in or necessary to the Business.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Transferred Assets” means, collectively, the AHF Transferred Assets and the GBG Transferred Assets.

“Transferred Contracts” has the meaning set forth in Section 2.1(f).

“Transferred Employee” has the meaning set forth in Section 6.3(a).

“Transferred Employee Records” means records of Sellers that relate to the Transferred Employees, but only to the extent that such records pertain to (a) skill and development training, (b) seniority histories, (c) salary and benefit information, (d) Occupational, Safety and Health Administration reports and records and (e) active medical restriction forms.

“Transferred IP” has the meaning set forth in Section 2.1(g).

“Transferred Real Properties” means, collectively, the AHF Transferred Real Properties and the GBG Transferred Real Property.

“Transition Services” means those transition services to be provided by the applicable Sellers to the applicable Buyers pursuant to Section 6.11(b) and the North America TSA.

“Transition Services Expenses” means those expenses to be paid by the Buyer to the Sellers for the Transition Services pursuant to Section 6.11(b) and the North America TSA, which shall, for the avoidance of doubt, represent the actual cost of Sellers in providing the Transition Services.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Vacate Date” has the meaning set forth in Section 6.11(a).

“Vacate Notice” has the meaning set forth in Section 6.11(a).

“Visa Employees” has the meaning set forth in Section 6.3(m).

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of AHF Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement and subject to entry by the Bankruptcy Court of the Sale Order, at the Closing, Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to AHF Buyer (or, as applicable, one or more Designated Buyers designated by AHF Buyer), and AHF Buyer (or, as applicable, one or more Designated Buyers designated by AHF Buyer) shall purchase, all right, title and interest of Sellers, in, to or under the AHF Transferred Assets free and clear of any and all Encumbrances (other than Permitted Encumbrances). “AHF Transferred Assets” shall mean all right, title and interest of Sellers to or under the following properties and assets of Sellers of every kind and description, wherever located, whether real, personal, mixed, or intangible (but excluding in each case (x) any Excluded Assets and (y) the GBG Transferred Assets):

(a) all rights, claims or causes of action of Sellers against any party arising out of events occurring prior to the Closing related to the AHF Transferred Business, the Business or the AHF Transferred Assets, including, for the avoidance of doubt, arising out of events occurring prior to the commencement of the Chapter 11 Case, and including any rights under or pursuant to any and all warranties, licenses, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, in each case, relating to the AHF Transferred Business;

(b) all Owned Real Property listed on Section 2.1(b) of the Disclosure Letter, which shall set forth, for each such property, the street address and legal description of such property (the “AHF Transferred Real Properties”);

(c) other than Inventory, all tangible property, machinery, equipment and tenant improvements, in each case, that are related to the AHF Transferred Business or the AHF Transferred Assets or that are located at or associated with the AHF Locations, and the machinery and equipment set forth on Section 2.1(c) of the Disclosure Letter;

(d) the Inventory described in Section 2.1(d) of the Disclosure Letter (the “AHF Transferred Inventory”);

(e) all Information Technology assets, and related software, systems and equipment used in the AHF Transferred Business or located at the AHF Locations that are (i) owned or purported to be owned by the Sellers and the Subsidiaries of the Sellers for use in the AHF Transferred Business or (ii) licensed, subscribed to or leased for use in the AHF Transferred Business and governed by any Transferred Contract (collectively, the “Transferred Information Technology”);

(f) (i) each of the Contracts set forth on Section 2.1(f)(i) of the Disclosure Letter, as may be amended from time to time pursuant to Section 2.7(e) (the “Transferred Contracts”), and (ii) each Assumed Collective Bargaining Agreement; provided that any applicable Cure Claims shall either be waived by the Contract counterparty or paid by or on behalf of AHF Buyer or its designee in an amount and on terms agreed upon between AHF Buyer and Contract counterparty;

(g) all Intellectual Property owned by any Seller or any Subsidiary of any Seller and relating primarily to the Business, including the Registered IP and all other Intellectual Property listed on Section 3.11(a) of the Disclosure Letter, and all Intellectual Property that is governed by any Transferred Contract (the “Transferred IP”);

(h) all goodwill associated with the AHF Transferred Assets or the AHF Transferred Business;

(i) subject to Section 2.3(f), all Prepaid Expenses related to the AHF Transferred Business;

(j) to the extent not prohibited by Law and not subject to attorney-client privilege or other work product privilege, all documents and other books and records, correspondence (including electronic mail communications), all vendor files, information and data, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, that are related primarily to the Business or any AHF Transferred Asset, in each case, except as set forth in Section 2.3(b); provided, however, that Sellers have the right to retain copies at Sellers’ expense;

(k) all telephone and facsimile numbers of the AHF Transferred Business and all records of email addresses of customers and suppliers of the Business;

(l) subject to obtaining the applicable consents set forth on Section 3.3(a) of the Disclosure Letter, all Permits and licenses held by Sellers and relating to the AHF Transferred Business or the AHF Transferred Real Properties, but only to the extent such Permits may be transferred under applicable Law;

(m) any other assets and properties of Sellers located at the AHF Locations or used by or relating to the AHF Transferred Business, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible;

(n) all rights and obligations under or arising out of all insurance policies (except as set forth in Section 2.3(g)) relating to the AHF Transferred Business or any of the AHF Transferred Assets or AHF Assumed Liabilities;

(o) all avoidance claims or causes of action available to Sellers under Chapter 5 of the Bankruptcy Code (including Sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law (collectively, “Avoidance Actions”) against the following (collectively, the “Designated Parties”): (i) any of Seller’s vendors, suppliers, customers or trade creditors with whom Buyer continues to conduct business in regard to the Transferred Assets after the Closing, (ii) any of Sellers’ counterparties under any licenses of Intellectual Property that are Transferred Contracts or counterparties under any other Transferred Contracts, (iii) any officer, manager or employee of Sellers that is a Transferred Employee and (iv) any Affiliates of any of the Persons listed in clauses (i) through (iii); provided, however, that it is understood and agreed by the Parties that Buyer will not pursue or cause to be pursued any Avoidance Actions against any of the Designated Parties other than as a defense (to the extent permitted under applicable Law) against any claim or cause of action raised by such Designated Party; and

(p) all bank and lockbox accounts associated with the collection of proceeds from the Business or the Sellers’ business, including, without limitation, all bank accounts that receive checks, ACH payments, and electronic payments related to the Transferred AR.

Section 2.2 Purchase and Sale of GBG Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement and subject to entry by the Bankruptcy Court of the Sale Order, at the Closing, Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to GBG Buyer, and GBG Buyer shall purchase, all right, title and interest of Sellers, in, to or under the GBG Transferred Assets free and clear of any and all Encumbrances (other than Permitted Encumbrances). “GBG Transferred Assets” shall mean all right, title and interest of Sellers to or under the following properties and assets of Sellers of every kind and description, wherever located, whether real, personal, mixed, intangible (but excluding in each case any Excluded Assets):

(a) all Owned Real Property listed on Section 2.2(a) of the Disclosure Letter, which shall set forth, for each such property, the street address and legal description of such property (the “GBG Transferred Real Property”);

(b) all Designated Inventory;

(c) (i) all accounts receivable set forth in the file located in the Apollo Data Room at 2022.06.23 – North America AR Aging.xlsx, except for those with a net credit balance due to the customer (the “Transferred AR”), (ii) all cash actually received by Sellers prior to the Closing with respect to Transferred AR and that has not been applied to such Transferred AR as of the Closing, and (iii) all cash receipts received after the Closing on account of any Transferred AR;

(d) all rights, claims or causes of action of Sellers against any party arising out of events occurring prior to the Closing related to the GBG Transferred Assets, including, for the avoidance of doubt, arising out of events occurring prior to the commencement of the Chapter 11 Case, and including any rights under or pursuant to any and all warranties, licenses, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, in each case, relating to the GBG Transferred Assets;

(e) rights and obligations under or arising out of all insurance policies (except as set forth in Section 2.3(g)) relating to the GBG Transferred Assets;

(f) subject to obtaining the applicable consents set forth on Section 3.3(a) of the Disclosure Letter, all Permits and licenses held by Sellers and relating to the GBG Transferred Real Property, but only to the extent such Permits may be transferred under applicable Law;

(g) other than any Inventory and other than the machinery and equipment set forth on Section 2.1(b) of the Disclosure Letter, all tangible property, machinery, equipment, and tenant improvements, in each case, that are located at or associated with any Transferred Real Property that is not an AHF Location; and

(h) to the extent not prohibited by Law and not subject to attorney-client privilege or other work product privilege, all documents and other books and records that are related primarily to the GBG Transferred Assets; provided, however, that Sellers have the right to retain copies at Sellers’ expense.

Section 2.3 Excluded Assets. Notwithstanding anything contained in Section 2.1 or Section 2.2 to the contrary, Sellers are not selling, and Buyers are not purchasing, any right, title or interest in, to or under the following assets of Sellers, all of which shall be retained by Sellers (collectively, the “Excluded Assets”):

(a) all assets expressly excluded or excepted from the definition of Transferred Assets;

(b) Sellers’ documents, written files, papers, books, reports and records prepared or received by any Seller or any of its Affiliates or Representatives: (i) in connection with any sale or potential sale of AFI Parent and its Subsidiaries, the Business, or any portion thereof including the Transferred Assets (including, but not limited to, this Agreement and the transactions contemplated hereby), (ii) that are subject to any privilege in favor of Seller or any of its Affiliates, (ii) to the extent relating to the Chapter 11 Case, (iii) to the extent prepared for use in or related to the Chapter 11 Case; or (iv) that any Seller is required by Law or other requirement to retain;

(c) all rights, claims and causes of action to the extent relating to any Excluded Asset (and not relating to any Transferred Asset);

(d) all Intellectual Property owned by Sellers or any Subsidiary of any Seller that is not Transferred IP;

(e) shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any Subsidiary of any Seller;

(f) all retainers or similar prepaid amounts paid to the Advisors of Sellers;

(g) all director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, solely to the extent payable to or on behalf of, or in respect of amounts payable by any Seller or any Subsidiary of any Seller to, any individuals covered by such policies;

(h) each Contract of any Seller that is not a Transferred Contract;

(i) (i) all books and records to the extent related to any of the Excluded Assets or Liabilities of Sellers other than Assumed Liabilities; (ii) all minute books, Organizational Documents, stock registers and such other books and records of any Seller or any Subsidiary of any Seller, as pertaining to ownership, organization, qualification to do business, capitalization, or existence of such Seller or Subsidiary of any Seller, Tax Returns (and any related work papers) of any Seller or any Subsidiary of any Seller, and corporate seal of any Seller or any Subsidiary of any Seller; and (iii) all books and records that any Seller is required by Law to retain or are subject to attorney-client privilege or other work product privilege;

(j) all refunds of Taxes paid by the Sellers;

(k) all Cash and Cash Equivalents;

(l) the Initial Cash Consideration and any Cash Consideration Adjustment payable to Sellers;

(m) all assets under all Excluded Benefit Plans, together with all funding arrangements related thereto (including all assets, trusts, insurance policies and administrative service Contracts);

(n) all Avoidance Actions against any Person who is not a Designated Party, a list of which such non-Designated Parties shall be provided by AHF Buyer to the Sellers on a good faith basis by no later than 45 days after the Closing Date;

(o) all of the items set forth on Section 2.3(o) of the Disclosure Letter;

(p) any accounts receivable with a net credit balance due to the customer; and

(q) all rights, claims or causes of action of Sellers under this Agreement and the Ancillary Agreements and under any Contracts that are not Transferred Contracts.

Section 2.4 AHF Assumed Liabilities. In connection with the purchase and sale of the AHF Transferred Assets pursuant to this Agreement, at the Closing, AHF Buyer shall assume and pay, discharge, perform or otherwise satisfy only the following Liabilities (the “AHF Assumed Liabilities”) existing as of the Closing Date:

(a) all Liabilities of Sellers arising under the Transferred Contracts and the transferred Permits (other than those Permits described in Section 2.2(f)) that are to be performed on or after, or in respect of periods following, the Closing;

(b) all Liabilities relating to or arising out of the ownership and operation of the AHF Transferred Assets or the AHF Transferred Business (other than the GBG Assumed Liabilities), including the AHF Transferred Real Property, to the extent relating to facts, circumstances or occurrences first arising after the Closing, and except for any Liabilities set forth on Section 2.4(b) of the Disclosure Letter;

(c) trade and vendor accounts payable set forth on Section 2.4(c) of the Disclosure Letter incurred in the Ordinary Course of Business after the Petition Date and prior to the Closing for vendors continuing to provide goods and services to the AHF Transferred Business from and after Closing to the extent not paid prior to the Closing;

(d) all Cure Claims associated with Transferred Contracts; and

(e) Liabilities assumed by AHF Buyer pursuant to Section 6.3.

Section 2.5 GBG Assumed Liabilities. In connection with the purchase and sale of the GBG Transferred Assets pursuant to this Agreement, at the Closing, GBG Buyer shall assume and pay, discharge, perform or otherwise satisfy only the following Liabilities (the “GBG Assumed Liabilities”) existing as of the Closing Date: all Liabilities relating to or arising out of the ownership and operation of the GBG Transferred Assets to the extent relating to facts, circumstances or occurrences, in each case, first arising after the Closing, except for any Liabilities set forth on Section 2.4(b) of the Disclosure Letter.

Section 2.6 Excluded Liabilities. No Buyer is assuming or shall be obligated to pay, perform, or otherwise discharge, or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers or relating to the Transferred Assets or the Business, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, except for the Assumed Liabilities (all Liabilities not assumed by a Buyer pursuant to Section 2.4 or Section 2.5, “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include each of the following Liabilities of the Sellers or with respect to the Transferred Assets or the Business:

(a) any Controlled Group Liability;

(b) any Liability set forth on Section 2.4(b) of the Disclosure Letter;

(c) any Liabilities arising under or relating to any Collective Bargaining Agreement to the extent they arise from or relate to the period prior to the Closing, including any Liabilities related to any Excluded Benefit Plan;

(d) any Liability for Taxes of any of the Sellers without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or thereafter (excluding any Transfer Taxes that are the responsibility of the Buyers pursuant to Section 7.1); and

(e) any liabilities of the Sellers under the DIP Credit Agreements or any other indebtedness of Sellers.

Section 2.7 Assignment of Transferred Contracts.

(a) Prior to the Sale Hearing, Sellers shall take all reasonably necessary actions in order to determine the Cure Claims with respect to any Transferred Contract entered into prior to the Petition Date, including the right to negotiate in good faith and litigate, if necessary, with any Contract counterparty the Cure Claims needed to cure all monetary defaults under such Transferred Contract; provided, however, that AHF Buyer may request, and Sellers shall in their reasonable discretion permit AHF Buyer, to participate in any such negotiations with respect to any Transferred Contract. Notwithstanding the foregoing, prior to the Designation Deadline, AHF Buyer may identify any Transferred Contract that AHF Buyer no longer desires to have assigned to it in accordance with Section 2.7(e).

(b) To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 2.7, on the Closing Date, Sellers shall assign the Transferred Contracts to AHF Buyer pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to the provision of adequate assurance by AHF Buyer as may be required under Section 365 of the Bankruptcy Code and payment by AHF Buyer of the Cure Claims in respect of the Transferred Contracts, and AHF Buyer shall assume such Transferred Contracts pursuant to the Assignment and Assumption Agreement. All Cure Claims in respect of all of the Transferred Contracts shall be paid by AHF Buyer.

(c) To the maximum extent permitted by the Bankruptcy Code and subject to the other provisions of this Section 2.7, (i) Sellers shall transfer and assign all of the AHF Transferred Assets to AHF Buyer, and AHF Buyer shall accept all of the AHF Transferred Assets from Sellers, and (ii) Sellers shall transfer and assign all of the GBG Transferred Assets to GBG Buyer, and GBG Buyer shall accept all of the GBG Transferred Assets from Sellers, in each case of (i) and (ii), as of the Closing, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Assignment and Assumption Agreement and Section 2.11(b)(vi).

(d) Notwithstanding anything in this Agreement to the contrary (other than with respect to the Trademark License Consent), to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to any Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any consent from any Governmental Authority or any other third party and such consents shall not have been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), the Closing shall proceed without any reduction in Purchase Price without the sale, transfer, assignment, conveyance or delivery of such asset. In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, Sellers shall use their commercially reasonable efforts at the applicable Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, and the applicable Buyer shall cooperate with Sellers, to obtain such consent as promptly as practicable following the Closing. Pending the receipt of such consent, the Parties shall, at the applicable Buyer’s sole expense, reasonably cooperate with each other to provide such Buyer with all of the benefits of use of such asset. Once consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, Sellers shall promptly transfer, assign, convey and deliver such asset to the applicable Buyer. To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to the applicable Buyer, then as promptly as practicable following the Closing, such Buyer and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting), and shall, at such Buyer’s sole expense, reasonably cooperate with each other, to provide such Buyer with all of the benefits of use of such asset. Sellers shall hold in trust for, and pay to the applicable Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Sellers derived from their use of any asset that would be a Transferred Asset in connection with the arrangements under this Section 2.7(d). The Parties agree to treat any asset the benefits of which are transferred pursuant to this Section 2.7(d) as having been sold to the applicable Buyer for Tax purposes to the extent permitted by Law at a more likely than not (or higher) level of confidence. Each of Sellers and the applicable Buyer agrees to notify the other Parties promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by such Seller and such Buyer pursuant to this Section 2.7(d)) is not so-permitted for Tax purposes under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, AHF Buyer may amend or revise Section 2.1(f)(i) of the Disclosure Letter setting forth the Transferred Contracts, in order to add any Contract to, or eliminate any Contract from, such section at any time during the period commencing from the date hereof and ending at the date that is two (2) Business Days before the Closing Date (the “Designation Deadline”), and Seller shall within (1) Business Day after written notice from AHF Buyer of its intent to add a Contract to the Transferred Contracts set forth on Section 2.1(f)(i) of the Disclosure Letter serve a supplemental notice of contract assumption on each of the counterparties to such Contracts in accordance with the Bidding Procedures Order and provide a copy of the same to AHF Buyer. Automatically upon the addition of any Contract to Section 2.1(f)(i) of the Disclosure Letter, such Contract shall be a Transferred Contract for all purposes of this Agreement. Automatically upon the removal of any Contract from Section 2.1(f)(i) of the Disclosure Letter such Contract shall be an Excluded Asset for all purposes of this Agreement, and no liabilities arising thereunder shall be assumed or borne by AHF Buyer unless such liability is otherwise specifically assumed pursuant to Section 2.4.

Section 2.8 Consideration.

The aggregate consideration for the purchase, sale, assignment and conveyance of the Transferred Assets from Sellers to Buyers (the “Purchase Price”) shall consist of:

(a) the payment by Buyers and/or one or more Designated Buyers, by wire transfer of immediately available funds to one or more accounts designated in writing by AFI Parent in accordance with Section 2.11(c)(iv) (the “Initial Cash Consideration”) in an aggregate amount equal to the sum of:

(i) one hundred seven million U.S. dollars ($107,000,000.00); plus,

(ii) the Estimated A/R Adjustment Amount; plus,

(iii) the Estimated Inventory Adjustment Amount; minus

(iv) the Adjustment Holdback Amount; and

(b) the assumption by the applicable Buyer, or a Designated Buyer, as applicable, of the applicable Assumed Liabilities from Sellers, which shall, in the aggregate, include all of the Assumed liabilities.

Section 2.9 Adjustment to Initial Cash Consideration.

(a) At least five (5) Business Days prior to the Closing, Sellers shall prepare and deliver to Buyers a written statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimates as of Closing of (i) the A/R Adjustment Amount and (the “Estimated A/R Adjustment Amount”) and (ii) the Inventory Adjustment Amount (the “Estimated Inventory Adjustment Amount”), which statement shall quantify in reasonable detail such estimate, calculated in accordance with the terms of this Agreement. Sellers shall update the Estimated Closing Statement at least one (1) Business Day prior to the Closing to reflect the most current estimates of the Estimated A/R Adjustment Amount and Estimated Inventory Adjustment Amount.

(b) The Parties agree that for purposes of preparing the Estimated Closing Statement and the Closing Statement, each of the Estimated A/R Adjustment Amount and the Estimated Inventory Adjustment Amount (and the underlying calculations supporting such amounts) shall be calculated on a basis consistent with the Sellers’ historical accounting methodologies, policies, practices, estimation techniques, assumptions and principles used in the preparation of its audited financial statements and the June Inventory Files; provided, that the amount of Inventory included in the Estimated Inventory Adjustment Amount will be calculated using the actual reports from perpetual inventory system amounts (updated to reflect projected changes through the Closing Date but calculated consistent with the June Inventory Files based on 2021 cost standards). For the avoidance of doubt, neither the Estimated Inventory Adjustment Amount nor the Inventory Adjustment Amount will reflect any inventory restatement occurring after June 23, 2022.

(c) If the Estimated A/R Adjustment Amount is a positive number, the Initial Cash Consideration shall be increased by the amount of the Estimated A/R Adjustment Amount. If the Estimated A/R Adjustment Amount is a negative number, the Initial Cash Consideration shall be reduced by the amount of the Estimated A/R Adjustment Amount.

(d) If the Estimated Inventory Adjustment Amount is a positive number, the Initial Cash Consideration shall be increased by the amount of the Estimated Inventory Adjustment Amount. If the Estimated Inventory Adjustment Amount is a negative number, the Initial Cash Consideration shall be reduced by the amount of the Estimated Inventory Adjustment Amount.

(e) Within ten (10) days after the Closing Date, Buyers shall prepare and deliver to AFI Parent a statement (the “Closing Statement”) setting forth Buyers’ good faith calculation as of the Closing in reasonable detail as of the Closing Date of the actual calculations of (i) the A/R Adjustment Amount and (ii) the Inventory Adjustment Amount. The Closing Statement shall be prepared in accordance with Section 2.9(b). Upon delivery by Buyers of the Closing Statement, Buyers shall provide AFI Parent with reasonable access, during normal business hours, to Buyers’ accounting and other personnel and to the books and records of Buyers and any other document or information reasonably requested by AFI Parent in connection with AFI Parent’s review of the Closing Statement. If Buyers do not prepare and deliver the Closing Statement within ten (10) days after the Closing Date, the calculations of the Estimated A/R Adjustment Amount and the Estimated Inventory Adjustment Amount shall be deemed final and binding.

(f) If AFI Parent does not object to the Closing Statement by a written notice of objection (the “Objection Notice”) delivered to Buyers within fifteen (15) days after AFI Parent’s receipt of the Closing Statement, the calculation of the A/R Adjustment Amount and the Inventory Adjustment Amount set forth in the Closing Statement shall be deemed final and binding. An Objection Notice shall set forth in reasonable detail AFI Parent’s alternative calculations of the A/R Adjustment Amount and the Inventory Adjustment Amount and the basis therefor.

(g) If AFI Parent delivers an Objection Notice to Buyers within the fifteen (15) day period referred to in Section 2.9(f), then each element of the Closing Statement that is not disputed in such Objection Notice shall be final and binding and any dispute reflected in the Objection Notice (all such amounts, the “Disputed Amounts”) shall be resolved in accordance with this Section 2.9(g).

(i) AFI Parent and Buyers shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Objection Notice. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by AFI Parent and Buyers) after the date Buyers receive the Objection Notice from AFI Parent (all discussions and statements made by the Parties and their Representatives in attempting to resolve the disagreement during such period shall be subject to Rule 408 of the Federal Rules of Evidence), AFI Parent and Buyers shall submit the resolution of such Disputed Amounts to BDO USA, LLP, or if BDO USA, LLP is not available to act as the Accounting Firm, to another independent regional accounting firm mutually selected by Buyers and AFI Parent (BDO USA, LLP or such other mutually selected accounting firm, the “Accounting Firm”).

(ii) AFI Parent and Buyers shall use their commercially reasonable efforts to cause the Accounting Firm to render a decision in accordance with this Section 2.9(g) along with a statement of the reasons therefor within thirty (30) days of the submission of the Disputed Amounts to the Accounting Firm.

(iii) If AFI Parent and Buyers submit any Disputed Amounts to the Accounting Firm for resolution, AFI Parent (on behalf of Sellers), on the one hand, and Buyers, on the other hand, shall each pay their own costs and expenses incurred under this Section 2.9(g) and shall each fund one half of any retainer required by the Accounting Firm and shall execute and deliver any customary engagement letter required by the Accounting Firm. The fees and expenses of the Accounting Firm pursuant to this Section 2.9(g) shall be borne by Buyers, on the one hand, and AFI Parent (for and on behalf of Sellers), on the other hand, based upon the percentage that the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party.

(iv) The Accounting Firm shall act as an expert and not an arbitrator. If the Accounting Firm is retained, then AFI Parent and Buyers shall each submit to the Accounting Firm in writing, not later than five (5) Business Days after the Accounting Firm is retained, their respective positions with respect to the Disputed Amounts, together with such supporting documentation as they deem necessary or as the Accounting Firm may request and no discovery will be permitted and no arbitration hearing among the parties will be held; provided that the Accounting Firm may request additional information and/or a meeting among the Parties in connection with the Accounting Firm’s determination hereunder and the Parties will use commercially reasonable efforts to provide such additional information and attend any such meeting. The Accounting Firm shall act to determine, based upon the provisions of this Section 2.9(g), only the Disputed Amounts, which determination shall be made in accordance with the procedures set forth in Section 2.9(b) and this Section 2.9(g), and, in any event, shall not be less than the lesser of the amounts claimed by Buyers or AFI Parent, and shall not be greater than the greater of the amounts claimed by Buyers or AFI Parent. For clarity, the Accounting Firm shall not make a determination as to any amounts or items included in the Closing Statement, other than the Disputed Amounts. AFI Parent and Buyers shall instruct the Accounting Firm to deliver a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination) of all Disputed Amounts and the Cash Consideration Adjustment determined based on such determination, and such determination will be final, binding and conclusive on the Parties.

(h) Upon the determination, in accordance with Section 2.9(f) or Section 2.9(g), of the final A/R Adjustment Amount (the “Final A/R Adjustment Amount”) and the final Inventory Adjustment Amount (the “Final Inventory Adjustment Amount”), the Initial Cash Consideration shall be recalculated based on the Final A/R Adjustment Amount and the Final Inventory Adjustment Amount, as follows:

(i) If the Final A/R Adjustment Amount is higher than the Estimated A/R Adjustment Amount, the Initial Cash Consideration shall be increased by such excess amount;

(ii) If the Final A/R Adjustment Amount is less than the Estimated A/R Adjustment Amount, the Initial Cash Consideration shall be decreased by such shortfall;

(iii) If the Final Inventory Adjustment Amount is higher than the Estimated Inventory Adjustment Amount, the Initial Cash Consideration shall be increased by such excess amount; and

(iv) If the Final Inventory Adjustment Amount is less than the Estimated Inventory Adjustment Amount, the Initial Cash Consideration shall be decreased by such shortfall.

(i) The term “Final Cash Consideration” means the result of such recalculation of the Initial Cash Consideration as provided in Section 2.9(h). After such determination of the Final Cash Consideration, Sellers or Buyers, as the case may be, shall make the payment required by this Section 2.9(i). The aggregate amount payable by Sellers or Buyers pursuant to this Section 2.9(i) is referred to herein as the “Cash Consideration Adjustment” and, except for any imputed interest determined for federal income tax purposes, shall be treated as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes unless otherwise required by applicable Law.

(i) If the Final Cash Consideration is greater than the Initial Cash Consideration, then Buyers shall within ten (10) Business Days after the determination of such Final Cash Consideration pay to Sellers the applicable amount of the Cash Consideration Adjustment (being equal to the difference of the Final Cash Consideration minus the Initial Cash Consideration) plus an amount equal to the Adjustment Holdback Amount, by wire transfer of immediately available funds to the account specified by AFI Parent in writing reasonably in advance of payment.

(ii) If the Final Cash Consideration is less than the Initial Cash Consideration, then Buyers will retain a portion of the Adjustment Holdback Amount equal to the Cash Consideration Adjustment (being equal to the difference of the Initial Cash Consideration minus the Final Cash Consideration) and within ten (10) Business Days after the determination of such Final Cash Consideration pay to Sellers the remaining portion, if any, of the Adjustment Holdback Amount, by wire transfer of immediately available funds to the account specified by AFI Parent in writing reasonably in advance of payment. To the extent the Adjustment Holdback Amount is less than the Cash Consideration Adjustment, then Sellers shall within ten (10) Business Days after the determination of such Final Cash Consideration pay to Buyers the applicable amount of such shortfall in the Adjustment Holdback Amount, by wire transfer of immediately available funds to the account specified by Buyers in writing reasonably in advance of payment.

Section 2.10 Deposit Funds.

(a) As of the date hereof, Buyers have deposited into escrow with an escrow agent reasonably acceptable to Buyers and Sellers (the “Escrow Agent”) an amount equal to six million three hundred one thousand seven hundred seventy-seven dollars and six cents ($6,301,777.06) (such amount, together with all interest and other earnings accrued thereon, the “Initial Deposit Funds”), and, as soon as practicable after the date hereof, but in any event, within one (1) Business Day, Buyers shall deposit an additional one million seven hundred twenty-three thousand two hundred twenty-two dollars and ninety-four cents ($1,723,222.94) (such amount, together with all interest and other earnings accrued thereon, the “Additional Deposit Funds” and, once deposited, together with the Initial Deposit Funds, the “Deposit Funds”), in each case, by wire transfer of immediately available funds pursuant to escrow terms approved by the Bankruptcy Court.

(b) The Deposit Funds shall be released by the Escrow Agent and delivered to either (x) Buyers or (y) AFI Parent on behalf of Sellers, as follows:

(i) if the Closing shall occur, the Deposit Funds shall be applied towards the Initial Cash Consideration payable by Buyers pursuant to Section 2.11(c)(iv);

(ii) if this Agreement is terminated by Sellers pursuant to Section 9.1(d)(i), the Deposit Funds shall be delivered to AFI Parent; or

(iii) if this Agreement is terminated other than in a manner provided by Section 9.1(d)(i), the Deposit Funds shall be delivered to Buyers.

(c) The Parties acknowledge that the agreements contained in this Section 2.10 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Sellers are entitled to the Deposit Funds are uncertain and incapable of accurate calculation and that the delivery of the Deposit Funds is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Sellers in the circumstances where Sellers are entitled to the Deposit Funds for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Sellers and Buyers would not enter into this Agreement. If any Party fails to take any action necessary to cause the delivery of the Deposit Funds to any other Party(ies) under circumstances where such other Party(ies) are entitled to the Deposit Funds and, in order to obtain such Deposit Funds, such other Party(ies) commence a suit which results in a judgment in favor of such other Party(ies), such failing Party shall pay to such other Party(ies) an amount in cash equal to the costs and expenses (including attorney’s fees) incurred by such other Party(ies) in connection with such suit.

Section 2.11 Closing.

(a) The purchase, sale, assignment and conveyance of the Transferred Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001) at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as Sellers and Buyers mutually may agree in writing; provided that nothing herein shall obligate the Buyers to consummate the Closing on or before July 22, 2022. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At or prior to the Closing, Sellers shall deliver or cause to be delivered to each Buyer:

(i) a bill of sale, assignment and assumption agreement, in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”), duly executed by the applicable Sellers;

(ii) an IP Assignment Agreement, duly executed by the applicable Sellers;

(iii) the North America TSA, duly executed by the applicable Sellers;

(iv) a copy of the Sale Order;

(v) for each Seller (or, if a Seller is a disregarded entity for U.S. federal income tax purposes, such Seller’s regarded owner for U.S. federal income tax purposes) other than AFI Canada, an IRS Form W-9, and for AFI Canada, an applicable IRS Form W-8;

(vi) possession of each Transferred Real Property, together with, for each such Transferred Real Property recorded in the name of a Seller, a limited warranty deed (or its jurisdictional equivalent) in recordable form for all such Transferred Real Property conveying such Transferred Real Property subject only to Permitted Encumbrances, duly executed by the applicable Seller, and such ordinary and customary documents (including customary affidavits) as may be reasonably required by any title company or title insurance underwriter to enable the applicable Buyer to obtain customary owner’s title policies insuring the applicable Buyer’s fee simple title to such Transferred Real Property (without expanding or supplementing any of the representations and warranties hereunder or the Buyers’ remedies with respect thereto);

(vii) a duly executed certificate of a duly authorized officer of AFI Parent certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(viii) in the case of AHF Buyer, an assignment and assumption agreement pertaining to each Assumed Collective Bargaining Agreement, each substantially in form and substance reasonably satisfactory to Sellers and AHF Buyer (the “CBA Assumption Agreements”), each duly executed by the applicable Sellers;

(ix) in the case of AHF Buyer, the Trademark License Consent, presenting the written consent of AWI and AWI Licensing to the assignment of a portion of the Trademark License Agreement from AFI Parent to AHF Buyer, in form and substance reasonably satisfactory to the Parties, and the assignment of the Trademark License Agreement (the “Trademark License Assignment”), duly executed by AWI and AWI Licensing, in form and substance reasonably satisfactory to the Parties, duly executed by the applicable Sellers; and

(x) such other documents as any Buyer may reasonably request that are not inconsistent with the terms of this Agreement and reasonably necessary to effectuate or consummate the transactions contemplated by this Agreement (without expanding or supplementing any of the representations and warranties hereunder or Buyers’ remedies with respect thereto).

(c) At or prior to the Closing, Buyers shall deliver or cause to be delivered to Sellers:

(i) the Assignment and Assumption Agreement, duly executed by each Buyer;

(ii) in the case of AHF Buyer, the IP Assignment Agreement, duly executed by AHF Buyer;

(iii) the North America TSA, duly executed by each Buyer;

(iv) the Initial Cash Consideration (less the aggregate amount of the Deposit Funds) in cash by wire transfer of immediately available funds to an account or accounts designated by Sellers;

(v) Sales & Use Tax Exemption Certificates, each duly executed by the applicable Buyer(s);

(vi) in the case of AHF Buyer, the CBA Assumption Agreements, each duly executed by AHF Buyer;

(vii) in the case of AHF Buyer, the Trademark License Consent and the Trademark License Assignment, duly executed by AHF Buyer; and

(viii) a duly executed certificate of an executive officer of each Buyer certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).

Section 2.12 Purchase Price Allocation.

(a) For U.S. federal and applicable state, local and non-U.S. income Tax purposes, AHF Buyer, Sellers, and their respective Affiliates shall allocate the Purchase Price allocable to the AHF Transferred Assets, the AHF Assumed Liabilities, and any other amounts required to be taken into account under the Code among the AHF Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “AHF Allocation Methodology,” and such allocation, the “AHF Allocation”). The AHF Allocation shall be delivered by AHF Buyer to the Sellers within sixty (60) days after the determination of the Final Cash Consideration. The Sellers will have the right to raise reasonable objections to the AHF Allocation within thirty (30) days after AHF Buyer’s delivery thereof, in which event AHF Buyer and the Sellers will negotiate in good faith to resolve such dispute. If AHF Buyer and the Sellers cannot resolve such dispute within fifteen (15) days after the Sellers notify AHF Buyer of such objections, such dispute shall be referred to the Accounting Firm for resolution in accordance with Section 2.9(g), applied mutatis mutandis. The Parties and their respective Affiliates shall (a) file all applicable Tax Returns in accordance with such AHF Allocation and (b) not take any Tax-related action in connection with any Tax audit or proceeding that is inconsistent with the AHF Allocation, except, in each case, to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Tax Law.

(b) For U.S. federal and applicable state, local and non-U.S. income Tax purposes, GBG Buyer, Sellers, and their respective Affiliates shall allocate the Purchase Price allocable to the GBG Transferred Assets, the GBG Assumed Liabilities, and any other amounts required to be taken into account under the Code among the GBG Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “GBG

Allocation Methodology,” and such allocation, the “GBG Allocation”). The GBG Allocation shall be delivered by GBG Buyer to the Sellers within sixty (60) days after the determination of the Final Cash Consideration. The Sellers will have the right to raise reasonable objections to the GBG Allocation within thirty (30) days after GBG Buyer’s delivery thereof, in which event GBG Buyer and the Sellers will negotiate in good faith to resolve such dispute. If GBG Buyer and the Sellers cannot resolve such dispute within fifteen (15) days after the Sellers notify GBG Buyer of such objections, such dispute shall be referred to the Accounting Firm for resolution in accordance with Section 2.9(g), applied mutatis mutandis. The Parties and their respective Affiliates shall (a) file all applicable Tax Returns, including (if applicable) IRS Form 8594, in accordance with such GBG Allocation and (b) not take any Tax-related action in connection with any Tax audit or proceeding that is inconsistent with the GBG Allocation, except, in each case, to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Tax Law.

Section 2.13 Designated Buyer(s).

(a) In connection with the Closing, without limitation by the terms of Section 10.14, each Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.13, one (1) or more Affiliates or the other Buyer (with the consent of such other Buyer) to purchase specified Transferred Assets, assume specified Assumed Liabilities, and employ specified Transferred Employees on and after the Closing Date subject to the terms of any applicable Assumed Collective Bargaining Agreement (any such Person shall be properly designated by a Buyer in accordance with this Section 2.13, a “Designated Buyer”); provided that no such designation would impede or materially delay the Closing or affect the timely receipt of any regulatory approval or violate the terms of any Collective Bargaining Agreement; provided, further, that no such designation shall be permitted if any Taxes required to be withheld under applicable Law from any amounts otherwise payable hereunder would be higher than the amount of Taxes that would be required to be withheld absent such designation and such Buyer or the Designated Buyer does not agree to gross up the amount paid to the applicable Seller so that the applicable Seller is in the same economic position it would have been in if such designation had not occurred (taking into account all Taxes payable by the Seller as a result of such gross up). At and after the Closing, each Buyer shall, or shall cause its Designated Buyer(s) to, honor such Buyer’s obligations at the Closing. After the Closing, any reference to any Buyer made in this Agreement in respect of any purchase, assumption, or employment referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any. Each Buyer shall be jointly and severally liable for all obligations of such Buyer and its Designated Buyer(s) under this Agreement as to any particular Assumed Liability that its Designated Buyer is assuming at the Closing.

(b) Without limitation of Section 6.4, the designation of a Designated Buyer in accordance with Section 2.13(a) shall be made by a Buyer by way of a written notice to be delivered to Sellers as soon as reasonably practicable following the date of this Agreement but in no event later than two (2) Business Days prior to Closing, which written notice shall (i) contain appropriate information about the Designated Buyer(s), (ii) indicate which Transferred Assets, Assumed Liabilities and Transferred Employees such Buyer intends such Designated Buyer(s) to purchase, assume and/or employ, as applicable, hereunder and (iii) include a signed counterpart to this Agreement pursuant to which the Designated Buyer(s) agree to be bound by the terms of this Agreement as it relates to such Designated Buyer(s) and which authorizes Buyer to act as such Designated Buyer(s)’ agent for all purposes hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, any designation pursuant to Section 2.13(a) shall not relieve any Buyer of any of its obligations under this Agreement (or otherwise) and such Buyer shall remain primarily liable therefor.

Section 2.14 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyers shall be entitled to deduct and withhold from any amount (or portion thereof) payable under this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable provision of U.S. or foreign Tax Law. To the extent that a Buyer intends to withhold any such amounts from the Purchase Price, other than as a result of the failure to deliver an IRS Form W-9 or a certificate described in Section 2.11(b)(v), it shall use commercially reasonable efforts to notify the applicable Seller of such intention as soon as reasonably possible after the date hereof and shall use commercially reasonable efforts to provide such Seller with an opportunity to provide forms or evidence that would exempt or reduce such amounts from withholding and shall otherwise use commercially reasonable efforts to cooperate in good faith with such Seller to minimize or eliminate any such deductions or withholdings. To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLERS

Except (i) as set forth in the AFI Parent SEC Documents furnished or filed and publicly available after January 1, 2021, and prior to the date of this Agreement (other than (i) any information that is contained in the “Risk Factors” section of such AFI Parent SEC Documents that are not statements of historical fact and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such AFI Parent SEC Documents) or (ii) as set forth in the Disclosure Letter attached hereto, each Seller jointly and severally represents and warrants to Buyers as follows:

Section 3.1 Organization. Each Seller (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified is not and would not reasonably be expected to be material to the Business.

Section 3.2 Authority. Subject to entry of the Bankruptcy Court of the Sale Order, (a) each Seller has the corporate (or equivalent) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or equivalent) action and (c) this Agreement has been, and upon its execution each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.3(a) of the Disclosure Letter and assuming that (w) entry is made by the Bankruptcy Court of the Sale Order, (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), (y) the requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust, competition or merger control Laws promulgated by any Governmental Authority (“Foreign Competition Laws”) are complied with, and (z) the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby, do not and will not, with or without notice, lapse or time or both: (i) violate the Organizational Documents of Sellers; (ii) conflict with or violate any Law applicable to Sellers or by which any Transferred Asset is bound; (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any material Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset; or (iv) result in any material breach of, constitute a material default under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any material Encumbrance on any Transferred Contract; except, in the case of clause (ii) and (iv), for any such violations, breaches, defaults or other occurrences that are not material to the Transferred Real Properties, taken as a whole, or the Business taken as a whole.

(b) Except as set forth on Section 3.3(b) of the Disclosure Letter, no Seller is required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals, (ii) any filings required to be made under the HSR Act and any Foreign Competition Laws or (iii) as may be necessary as a result of any facts or circumstances relating to any Buyer or any of its Affiliates.

Section 3.4 Transferred Assets; Sufficiency of Assets. Subject to entry of the Bankruptcy Court of the Sale Order:

(a) Each Seller, as applicable, has, in all material respects, indefeasible title to, and owns and possesses all rights and interests in, including the right to use, each of the Transferred Assets, or with respect to leased Transferred Assets, valid leasehold interests in, or with respect to licensed Transferred Assets, valid licenses to use.

(b) This Agreement and the instruments and documents to be delivered by Sellers to the applicable Buyer at the Closing shall be adequate and sufficient to transfer (i) Sellers’ entire right, title and interest in and to the Transferred Assets and (ii) to the applicable Buyer, good and valid title to the applicable Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), claims and interests, other than Assumed Liabilities.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole and except for any Employees who do not become Transferred Employees, the Transferred Assets to be conveyed to Buyers in the aggregate hereunder at Closing constitute (i) all the properties, rights and other assets necessary, and are sufficient, to carry on the Business as it is currently conducted by Sellers and (ii) except for the Excluded Assets, all of the assets owned by Sellers or any of their Subsidiaries, held for use by Sellers and their Subsidiaries primarily in the conduct of the Business.

Section 3.5 Absence of Certain Changes or Events. Since January 1, 2022, through the date of this Agreement, there has not been any event, change, condition, occurrence or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect. Except (i) for any actions taken in response to COVID-19 Measures, (ii) discussions, negotiations and activities related to this Agreement or other potential strategic transactions, (iii) for the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the Transferred Assets, the negotiation and execution of this Agreement, (iv) for the preparation and commencement of the Chapter 11 Case and Sellers’ debtor-in-possession financing in the Chapter 11 Case, or (v) as set forth on Section 3.5 of the Disclosure Letter or as expressly contemplated by this Agreement, from April 30, 2022, until the date hereof, no Seller has taken any action or failed to take any action, as applicable, that would be prohibited by Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), or Section 6.1(b)(vi), if taken, failed to be taken or proposed to be taken, except for the execution and delivery of this Agreement.

Section 3.6 Compliance with Law; Permits.

(a) As of the date hereof, (i) the Business is being conducted in compliance with, and Sellers are in compliance with, all applicable Laws relating to the operation of the Business and the Transferred Assets and (ii) there are no pending or, to the Knowledge of Sellers, threatened, claims from any Governmental Authority relating to any non-compliance of the Business or the Transferred Assets, except, in each case of (i) and (ii), as has not been, and would not be reasonably expected to be material to the Transferred Real Properties, taken as a whole, or the Business, taken as a whole.

(b) Sellers are in possession of all material permits (including work permits and visas), licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits”) necessary for them to own, lease and operate their assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services and to carry on the Business as currently conducted. All material Permits held by Sellers: (i) are valid and in full force and effect and no Seller is in default under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with Buyers’ ability to operate the Business as currently operated and no suspension or cancellation of any such Permit is pending (other than pursuant to its terms) or, to Sellers’ Knowledge, threatened and (ii) subject to entry of the Sale Order, each such Permit may be transferred or reissued to Buyers in accordance with this Agreement and without the approval of any Person (other than the Bankruptcy Court).

(c) Except as set out in Section 3.6 of the Disclosure Letter or as has not been, and would not be reasonably expected to be material to the Business, taken as a whole: (i) each Seller, in relation to the Transferred Assets, is (and has been at all times since January 1, 2021) in compliance with all applicable Laws; and (ii) Sellers have not been charged with, nor received any notice that any Seller is under investigation with respect to, and, to the Knowledge of Sellers, no Seller is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Authority.

(d) Each Seller, in relation to the Transferred Assets, is (and has been at all times since January 1, 2021) in compliance with all applicable material Customs and International Trade Laws, and at no time has any Seller or any Person on behalf of the Business committed any violation of the Customs and International Trade Laws of those countries in which Sellers are engaged in the Business. The conduct of the Business and Sellers is, and since January 1, 2021, has been, in all material respects, in compliance with all Laws governing or concerning the payment of all customs duties, countervailing duties, Taxes, fees and charges applicable to and due with respect to all import transactions, including any countervailing or antidumping duties. To the Knowledge of Sellers, no products, goods, parts, or accessories imported in the course of engaging in the Business are or have been subject to any countervailing or antidumping duty investigation, order, notice or other proceeding by any Governmental Authority. There are no material unresolved questions or claims concerning any Liability of any conduct in furtherance of the Business with respect to Customs and International Trade Laws applicable to the import or export of goods.

Section 3.7 Litigation. Except for the Chapter 11 Case, and any Order entered in the Chapter 11 Case, there is no, and since January 1, 2021, there has not been any, Action brought by or pending or, to the Knowledge of the Sellers, threatened against any Seller, or any of their Representatives, involving or in connection with the Business or the Transferred Assets that, if determined adversely, are reasonably likely, individually or in the aggregate, to have a material effect on the Business. Neither Sellers nor any of the Transferred Assets are subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority that, if determined adversely, are reasonably likely, individually or in the aggregate, to have a material effect on the Business.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Disclosure Letter sets forth a complete and correct list of all Employee Benefit Plans.

(b) (i) Each Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with applicable Law, including ERISA and the Code, with the express and implied terms of the Employee Benefit Plan concerned to the extent compatible with applicable Law and with administrative or governmental rules and regulations, and with any applicable Collective Bargaining Agreement and all other agreements or instruments applicable to any Employee Benefit Plan, and (ii) there are no pending or threatened actions, suits or claims by, on behalf of or against any Employee Benefit Plan or any administrator or fiduciary thereof (other than routine claims for benefits), that would, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any Employee to severance pay, unemployment compensation, bonus, or any other similar compensation or benefit (other than from a Governmental Authority), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Employee, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or employment agreement, (iv) directly or indirectly cause Sellers or any Affiliate of Sellers to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, or (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or subject any Person to Liability for tax under Section 4999 of the Code or cause the loss of a deduction to any Seller under Section 280G of the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

(e) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has either received or is entitled to rely upon a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of Sellers, and has, in form and operation, been qualified under the Code from the effective date of such Employee Benefit Plan. No event has occurred, either by reason of any action or failure to act, and no condition exists, which would reasonably be expected to cause the loss of any such qualification.

(f) Except as set forth on Section 3.8(f) of the Disclosure Letter, none of Sellers or any of their ERISA Affiliates has ever maintained, sponsored, contributed to, been required to contribute to, or had an obligation to maintain, sponsor or contribute to, or has any Liability with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a plan subject Title IV of ERISA or Sections 412 or 430 of the Code or to the minimum funding standards of Section 302 of ERISA, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iv) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (except health continuation coverage required by COBRA (for which the covered individual pays the full cost of coverage)), (v) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (vi) any “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, or (vii) “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419 of the Code. None of the Sellers or any of the ERISA Affiliates has incurred any Liability due to a complete or partial withdrawal (as described in Section 4201 of ERISA) from any multiemployer plan, and no event has occurred, and no condition or circumstance exists, that presents a material risk of the occurrent of any withdrawal from or the partition, termination or insolvency of any such multiemployer plan which could result in any Liability to any such multiemployer plan. No Transferred Assets are or would be subject to any lien associated with any Employee Benefit Plan under ERISA, the Code or other applicable Law.

Section 3.9 Labor and Employment Matters.

(a) Except as set forth on Section 3.9(a) of the Disclosure Letter, no Seller is a party to or bound by a Collective Bargaining Agreement. Each Seller has complied in all material respects with all Collective Bargaining Agreements. Subject to resolution of the pending motion in the Bankruptcy Court pursuant to sections 1113 and 1114 of the Bankruptcy Code, with respect to the transactions contemplated by this Agreement, each Seller has satisfied or, prior to the Closing, will have satisfied, all bargaining obligations it owes to its employees and/or their labor representatives. Subject to resolution of the pending motion in the Bankruptcy Court pursuant to sections 1113 and 1114 of the Bankruptcy Code, solely with respect to the Business, there are no pending or, to Seller’s Knowledge, threatened material grievances or arbitrations arising under any Collective Bargaining Agreement (or any predecessor iteration thereof).

(b) Except as set forth on Section 3.9(b) of the Disclosure Letter, solely with respect to the Business, as of the date hereof, (i) there is no unfair labor practice charge or complaint pending or, to Sellers’ Knowledge, threatened against Sellers before the National Labor Relations Board or any similar Governmental Authority, (ii) no labor union, labor organization, works council or group of Employees has made a pending demand in writing for recognition or certification as the bargaining agent of the Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or any similar Governmental Authority, (iii) to the Knowledge of Sellers, there are no pending or threatened union organizing or certification activities and (iv) there are no pending or, to Sellers’ Knowledge, threatened strikes, work stoppages, lockouts, slowdowns or other material labor disputes or grievances or arbitrations arising under any Collective Bargaining Agreement (or any predecessor iteration thereof), that, in each case of (i) through (iv), have had, or would be reasonably expected to have, a Material Adverse Effect.

(c) Solely with respect to the Business, each Seller is in compliance with all applicable Collective Bargaining Agreements and all applicable Laws respecting labor, labor relations, employment and employment practices, including, but not limited to, all Laws respecting collective bargaining, the terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants, and employees as exempt or non-exempt for overtime pay), immigration, work authorization, occupational health and safety, workers’ compensation, vacation pay, the payment of social security and other employment Taxes, disability rights or benefits, plant closures and layoffs, affirmative action, labor relations, employee leave issues and unemployment insurance, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.10 Real Property.

(a) Each Seller has good and valid fee simple title (or its jurisdictional equivalent) to the Owned Real Property it owns that is, subject to the entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except as set forth on Section 3.10(b) of the Disclosure Letter, no Seller is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Owned Real Property or any portion thereof or interest therein to any Person other than Buyers hereunder.

Section 3.11 Intellectual Property.

(a) A true, correct and complete (in all material respects) list of all (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications to register any Trademarks, (iii) registered Copyrights and applications for registration of Copyrights, and (iv) domain name registrations, in each case which constitute Transferred IP (the “Registered IP”) is set forth on Section 3.11(a) of the Disclosure Letter. Sellers or their Subsidiaries, as applicable, are the sole and exclusive owner of all material Intellectual Property included in the Transferred IP that is owned or purportedly to be owned by such Seller or such Subsidiary, including all Registered IP, and all items of such Registered IP are subsisting and, to the Knowledge of Sellers, valid and enforceable. To the Knowledge of Sellers, no claim has been made or threatened alleging that any such Registered IP is invalid or unenforceable in whole or in part or challenging the use or exclusive ownership of the Transferred IP in any material respect. Each Seller and their respective Subsidiaries have performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain, enforce and protect its Registered IP (including all registrations and applications) in full force and effect in any material respect. Except as disclosed on Section 3.11(a) of the Disclosure Letter, none of the Transferred IP is subject to any outstanding order, judgment, or stipulation restricting the use thereof by any of the Sellers or any Subsidiary of any Seller in any material respect.

(b) The conduct of the Business (including the products and services sold or performed by the Sellers and their respective Subsidiaries in the conduct of the Business) and the use, practice or exploitation of the Transferred IP and other Intellectual Property as currently used, practiced or exploited by Sellers and any Subsidiaries of the Sellers in the conduct of the Business do not infringe, misappropriate or otherwise violate (and, since January 1, 2019, have not infringed, misappropriated or otherwise violated) any Person’s Intellectual Property rights, and since January 1, 2019, there has been no such Action asserted or, to the Knowledge of Sellers, threatened against any Seller or any Subsidiary of such Seller in any material respect.

(c) The Transferred IP, together with the Intellectual Property that is the subject of licenses granted pursuant to this Agreement and, the Trademark License Agreement and the Trademark License Consent, constitute all Intellectual Property used in, held for use or necessary for the conduct of the Business as currently conducted in all material respects.

(d) To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating in any material respect any Intellectual Property owned by or exclusively licensed to Sellers or any Subsidiary of any Seller that is a Transferred Asset or is used in or relates to the Business or the products and services of the Business, and since January 1, 2019, no such Actions have been asserted or threatened against any Person by any Seller or any Subsidiary of such Seller or, to the Knowledge of Sellers, any other Person.

(e) Sellers have taken commercially reasonable steps to safeguard and maintain the Transferred IP, including maintaining the confidentiality of all trade secrets and other material confidential or proprietary information related primarily to the Business, and none of such confidential or proprietary information has been disclosed other than to employees, contractors, representatives and agents and other persons of the Sellers and the Subsidiaries of the Sellers in connection with the operation of the Business, all of whom are bound by written confidentiality agreements (or similar obligations by operation of law).

(f) Except as disclosed on Section 3.11(f) of the Disclosure Letter, the Transferred Information Technology in all material respects (i) is fully functional, (ii) is adequate for, and operates and performs in all material respects as required in connection with, the operation of the Business as currently conducted, and (iii) does not, to the Knowledge of Sellers, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Transferred Information Technology, or (B) enable or assist any Person to access without authorization any Transferred Information Technology. The Transferred Information Technology constitutes all of the material Information Technology necessary and sufficient for the operation of the Business as currently conducted. The Sellers and the Subsidiaries of the Sellers have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the Transferred Information Technology (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures, and (iv) encryption and other security protocol technology. To the Knowledge of the Sellers, there has been no material unauthorized use, access, interruption, modification or corruption of any Transferred Information Technology (or any information or transactions stored or contained therein or transmitted thereby). Each of the Sellers and each of the Subsidiaries of the Sellers has adequate security measures in place designed to protect all Personal Data collected, stored, processed, transmitted or otherwise used by the Transferred Information Technology and other computer systems in connection with the Business from unlawful use or access by any third party.

(g) Except as set forth on Section 3.11(g) of the Disclosure Letter, each of the Sellers and each of the Subsidiaries of the Sellers has conducted the Business for the past three (3) years and currently operates the Transferred Information Technology in accordance, in all material respects, with all Privacy and Information Security Requirements applicable to the Business and the Transferred Information Technology during such period, and the Business is in compliance in all material respects with all applicable Privacy and Information Security Requirements.

Section 3.12 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Transferred Assets or the Business have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Subject to any Taxes which constitute prepetition claims under the Chapter 11 Case that are not entitled to payment in full pursuant to the Chapter 11 Case, all material Taxes due and payable by or with respect to the Transferred Assets or the Business have been paid in full.

(b) There is no action, suit, claim, deficiency, assessment, or audit pending, proposed in writing, or threatened in writing with respect to material Taxes of or relating to the Transferred Assets or the Business. No Seller has waived any statute of limitations in respect of Taxes or otherwise agreed or consented to any extension of time in respect of a Tax assessment or deficiency, in each case, with respect to the Transferred Assets or the Business that will be in effect after the Closing Date.

(c) There are no Encumbrances for Taxes upon the Transferred Assets, other than Permitted Encumbrances.

(d) No agreement, waiver, extension or consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of or with respect to the Transferred Assets or the Business is outstanding, nor is there pending any request for such an agreement, waiver, extension or consent.

(e) All Taxes required to have been withheld, collected or deposited by the Sellers with respect to the Transferred Assets or the Business have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authorities.

(f) No Buyer will be required to deduct and withhold any amounts under Section 1445 of the Code or the Treasury Regulations thereunder with respect to any payments by such Buyer under this Agreement.

(g) With respect to the Transferred Assets, no Seller has received any claim in writing and, to the knowledge of the Sellers, no nexus inquiry has been issued by any Governmental Authority in a jurisdiction in which a Seller does not file Tax Returns that it is or may be subject to Tax in such jurisdiction. No Seller is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation contract with respect to the Transferred Assets of the Business, and no Seller has any Liability for the Taxes of any other Person as a transferee or successor or otherwise with respect to the Transferred Assets or the Business.

Section 3.13 Environmental Matters.

(a) As of the date hereof, Sellers, the Transferred Assets and the Business are in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is in no way limited to, compliance with the terms of, all Environmental Permits.

(b) As of the date hereof, Sellers, the Transferred Assets and the Business are in possession of all Environmental Permits required in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets. There is no claim or action currently pending or, to the Knowledge of Sellers, threatened, that is or would reasonably be expected to result in the cancellation, revocation or other adverse or limiting modification of any such Environmental Permit.

(c) There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against or affecting any Seller, Transferred Asset or the Business. There are no environmental conditions, including the presence of any Hazardous Material at the Real Property, which would be reasonably likely to form the basis of any Liability of the Business, any Transferred Asset or of any Environmental Claim against or affecting any Seller or the Business, that would be reasonably expected to have a Material Adverse Effect.

(d) Sellers have made available to Buyers all material environmental audits and reports from any Governmental Authority, or from any other Representative of Sellers, relating to Environmental Law, including regarding Sellers’ or their respective predecessors’ or Affiliates’ past or current properties, facilities, or operations, that are in their possession, custody, or under their reasonable control.

Section 3.14 Material Contracts.

(a) Except as set forth on Section 3.14(a) of the Disclosure Letter, no Seller is a party to any Contract related to the Business and required to be filed by AFI Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Material Contract”) that has not been so filed; provided that the following Contracts shall not be deemed a “Material Contract” for any purposes under this Agreement: (1) any Employee Benefit Plan, (2) any Leases for Real Property, and (3) any Contracts to which any Buyer is a party.

(b) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law and except as a result of the commencement of the Chapter 11 Case, each Transferred Contract is in full force and effect and is a valid, binding and enforceable obligation of the applicable Seller and, to the

Knowledge of Sellers, each of the other Parties thereto, except as may be limited by the Enforceability Exceptions. Except as set forth on Section 3.14(b) of the Disclosure Letter, or as would not reasonably be expected to be material to the Business, taken as a whole, no Seller is in default, or is alleged by the counterparty thereto to have breached or to be in default, under any Transferred Contract, and, to the Knowledge of Sellers, the other party to each Transferred Contract is not in default thereunder. No Transferred Contract has been canceled or otherwise terminated, and no Seller has received any notice from any Person regarding any such cancellation or termination.

Section 3.15 Certain Payments. Since the Compliance Date, no Seller (nor, to the Knowledge of Sellers, any of their respective Representatives) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.16 Insurance. Each material insurance policy maintained by Sellers on the properties, assets, products, business or personnel of Sellers is legal, valid, binding, enforceable by Sellers, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 3.17 Accounts Receivable. Sellers have not entered into any agreement to discount or accelerate the payment of the Transferred AR. The Transferred AR has arisen from bona fide transactions entered into by the Sellers in the Ordinary Course of Business consistent with past practice and are not subject in any material respect to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

Section 3.18 Inventory. On and as of the Closing Date, the level of inventory and raw materials (as of type, category, style, brand and description, and proportion to all AHF Transferred Inventory and Designated Inventory) shall be in all material respects consistent with the level and mix set forth in the June Inventory files in the Apollo virtual data room on datasite.com at vdr numbers 3.5.5.20 with respect to raw materials and 3.5.5.17 with respect to finished goods (the “June Inventory Files”) as of the date hereof.

Section 3.19 Brokers. Except for the Banker’s Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers. Following the Closing, neither Sellers nor any of their respective Affiliates shall have any Liability to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.

Section 3.20 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyers or any of their Affiliates or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties expressly set forth in this Article III or in the officer’s certificate delivered pursuant to Section 2.11(b)(vii), no Seller makes, or has made, (and each Seller and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Business or with respect to the accuracy or completeness of any information provided, or made available, to Buyers or any of their Affiliates or Representatives, and Buyers and their Representatives are not relying on any representation, warranty or other information of any Seller or any Person except for those expressly set forth in this Article III or in the officer’s certificate delivered pursuant to Section 2.11(b)(vii). No Seller makes (and each Seller and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Buyers with respect to, and no Seller or any other Person shall be subject to any liability to Buyers or any other Person resulting from, any Seller or their respective Representatives providing, or making available, to Buyers or any of its Affiliates or its Representatives, or resulting from the omission of, any estimate, projection, prediction, data, budget, forecast, financial information, memorandum, prospect information, presentation or any other materials or information, including any oral, written, video, electronic or other materials or information presented to or made available to Buyers in connection with presentations by AFI Parent’s management or information made available on any “data sites” or in the course of their due diligence investigation of the Business, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement except as expressly set forth in this Article III or in the officer’s certificate delivered pursuant to Section 2.11(b)(vii).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer represents and warrants to Sellers as to only itself as follows:

Section 4.1 Organization. Such Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate (or equivalent) power and authority to perform its obligations hereunder and under any Ancillary Agreement.

Section 4.2 Authority. Such Buyer has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and this Agreement has been, and upon its execution each of the Ancillary Agreements to which such Buyer will be a party will have been, duly executed and delivered by such Buyer and assuming due execution and delivery by each of the other Parties and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which such Buyer will be a party will constitute, the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Assuming that (x) entry is made by the Bankruptcy Court of the Sale Order, (y) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable) and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which such Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, or compliance by such Buyer with any of the provisions hereof, do not and will not:

(i) conflict with the Organizational Documents of such Buyer;

(ii) conflict with or violate any Law applicable to such Buyer or by which any property or asset of such Buyer is bound or affected;

(iii) conflict with or violate any Order of any Governmental Authority; or

(iv) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to, any Contract to which such Buyer is a party.

except, in each case of clauses (i) through (iv), as would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the ability of such Buyer to perform its obligations under this Agreement;

(b) such Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act or Foreign Competition Laws and except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Buyer to perform its obligations under this Agreement.

Section 4.4 Absence of Litigation. There is no Action pending or, to the knowledge of such Buyer, threatened in writing, against such Buyer that, if adversely determined, (a) would prevent or materially restrict, impede or delay the performance by such Buyer of its obligations under this Agreement or (b) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Buyer to perform its obligations under this Agreement.

Section 4.5 Qualification.

(a) To the knowledge of such Buyer, there exist no facts or circumstances that would cause, or be reasonably expected to cause, such Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

(b) As of the Closing, such Buyer will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Transferred Contracts, if any, that are being transferred to it.

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any fee, commission or expense from such Buyer that would be payable by Sellers in connection with the transactions contemplated hereby.

Section 4.7 Sufficient Funds; Financing.

(a) Each Buyer will have available to it at the Closing sufficient funds to satisfy all obligations of such Buyer under this Agreement, including the payment of a portion of the Initial Cash Consideration and any associated expenses including to pay all fees, costs and expenses to be paid by such Buyer related to the transactions contemplated hereby. The obligations of each Buyer are not subject to any condition regarding such Buyer’s ability to obtain financing for the transactions contemplated by this Agreement.

(b) AHF Buyer has available lines of credit, undrawn availability under its revolving credit facility or other readily available sources of debt financing (collectively, the “AHF Debt Sources”) that, when combined with AHF Buyer’s cash on hand, are sufficient for AHF Buyer to pay its pro rata portion of the Initial Cash Consideration hereunder. As of the date hereof, the AHF Debt Sources are in full force and effect, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of AHF Buyer under the terms of such AHF Debt Sources. The aggregate proceeds from the AHF Debt Sources are sufficient in amount to provide AHF Buyer with the funds necessary for it to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including the payment of all fees, costs and expenses to be paid by AHF Buyer contemplated by this Agreement and in connection with such financing. To the knowledge of AHF Buyer, there are no conditions precedent or other contingencies related to the AHF Debt Sources that would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Without limiting this Section 4.7 in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the financing for AHF Buyer referenced above) be a condition to Closing or to any Buyer’s obligations hereunder.

Section 4.8 Exclusivity of Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV, no Buyer nor any other Person on behalf of a Buyer makes (and each Buyer, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), and AFI Parent has not relied on, any express or implied representation or warranty with respect to any Buyer, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information.

(b) Except for the representations and warranties expressly set forth in Article III or in the officer’s certificate delivered pursuant to Section 2.11(c)(viii), each Buyer acknowledges and agrees that (x) no Seller or any other Person on behalf of any Seller makes, or has made, any express or implied representation or warranty, at law or in equity, with respect to Sellers or with respect to the accuracy or completeness of any information provided, or made available, to such Buyer or any of its Affiliates or Representatives, including with respect to its business, operations, assets (including the Transferred Assets), liabilities (including the Assumed Liabilities), conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, including any representation or warranty as to value, merchantability, fitness for any particular purpose or for ordinary purposes, and such Buyer and its Representatives are not relying on any written or oral statement, representation, warranty, guaranty or other information of any Seller or any Person except for those expressly set forth in Article III or in the officer’s certificate delivered pursuant to Section 2.11(c)(viii) or (y) no person has been authorized by Sellers or any other Person on behalf of Sellers to make any representation or warranty relating to the Business in connection with this Agreement, and if made, such representation or warranty shall not be relied upon by such Buyer as having been authorized by such entity. Without limiting the generality of the foregoing, each Buyer acknowledges and agrees that no Seller or any other Person has made a representation or warranty (including as to completeness or accuracy) to such Buyer with respect to, and no Seller or any other Person shall be subject to any liability to such Buyer or any other Person resulting from, Sellers or their respective Representatives providing, or making available, to such Buyer or any of its Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to such Buyer and/or its Representatives in connection with presentations by AFI Parent’s management or information made available on any “data sites.” Each Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of Sellers and, in making its determination to proceed with the transactions contemplated by this Agreement, such Buyer has relied solely on the results of its own independent investigation and representations and warranties set forth in Article III or in the officer’s certificate delivered pursuant to Section 2.11(c)(viii) and has not relied directly or indirectly on any materials or information made available to such Buyer and/or its Representatives by or on behalf of any Seller. Each Buyer acknowledges that, should the Closing occur, such Buyer shall acquire its portion of the Business and the Transferred Assets, as set forth in this Agreement, without any surviving representations or warranties, on an “as is” and “where is” basis.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Debtors-in-Possession. As of the date hereof through the Closing, Sellers shall continue to operate their businesses as debtors-in-possession pursuant to the Bankruptcy Code.

Section 5.2 Sale Order. The Sale Order shall (i) be substantially in the form attached hereto as Exhibit A or otherwise in form and substance reasonably acceptable to Sellers (and acceptable to each Buyer in their discretion) and (ii) among other things, (a) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Transferred Assets to Buyers on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) find that Buyers are “good faith” purchasers within the meaning of Section 363(m) of the Bankruptcy Code and the sale is entitled to the protections afforded under Section 363(m) of the Bankruptcy Code; (c) authorize and empower Sellers to assume and assign to AHF Buyer the Transferred Contracts; (d) find that AHF Buyer has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption and assignment of the Transferred Contracts; (e) find that Buyers shall have no Liability for any Liability that is not an Assumed Liability; and (f) find that Buyers did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code.

Section 5.3 Cooperation with Respect to Bankruptcy Court Approvals. Buyers shall take such commercially reasonable actions as are reasonably requested by Sellers to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes of, among other things: (a) demonstrating that Buyers are “good faith” purchasers within the meaning of Section 363(m) of the Bankruptcy Code; and (b) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

Section 5.4 Bidding Procedures Order. Buyers shall comply with the Bidding Procedures Order.

Section 5.5 Bankruptcy Court Filings.

(a) Sellers shall consult with Buyers concerning the Sale Order and any other Orders of the Bankruptcy Court entered after the date hereof relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith.

(b) Sellers shall provide Buyers with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by Sellers in the Chapter 11 Case that relate in any material respect to this Agreement, the Transferred Assets, or Buyers as promptly as reasonably practicable prior to the making of any such filing or submission to the Bankruptcy Court and Seller shall consider in good faith Buyer’s reasonable comments related thereto.

Section 5.6 Appeal of Sale Order. In the event an appeal is taken or a stay pending appeal is requested from the Sale Order, Sellers shall immediately notify Buyers of such appeal or stay request and provide Buyers a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyers with written notice of any motion or application filed in connection with any appeal from either of such orders. In the event of an appeal of the Sale Order, Sellers shall, in consultation with the Buyers and to the extent the Sellers determine is commercially reasonable, be primarily responsible for drafting pleadings and attending hearings as necessary to defend against the appeal. In such case, Sellers will provide Buyers with a copy of any filing or submission as promptly as reasonably practicable prior to the filing or submission to the applicable Court and Seller shall consider in good faith Buyers’ reasonable comments related thereto.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. From the date of this Agreement until the Closing Date or earlier termination of this Agreement,

(a) except (1) as otherwise expressly required by this Agreement, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required by any Order, (4) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) actions taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of Buyers (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Sellers shall conduct the Business in the Ordinary Course of Business and preserve the material business relationships with customers, suppliers, distributors and others with whom Sellers deal in the Ordinary Course of Business (including performing all required maintenance and repairs and, to the extent commercially reasonable, purchasing and maintaining appropriate levels of Inventory and collecting receivables); and

(b) except (1) as otherwise expressly required by this Agreement, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required by any Order, (4) for any limitations on operations or requirements imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) actions taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of Buyers (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Sellers shall not:

(i) sell, transfer, lease, sublease, license, abandon, encumber, or otherwise dispose of any Transferred Assets other than immaterial dispositions thereof and Inventory sold or disposed of in the Ordinary Course of Business; provided that in no event shall Sellers sell or dispose of Inventory for less than the actual cost thereof or in a bulk sale;

(ii) acquire any corporation, partnership, limited liability company, other business organization or division thereof related to or affecting the Business or the Transferred Assets or any material assets, except acquisitions of raw materials in the Ordinary Course of Business;

(iii) merge or consolidate with or into any legal entity, dissolve, liquidate or otherwise terminate its existence, or issue, transfer, sell, pledge, dispose or encumber any shares or capital stock or other equity interests;

(iv) authorize, declare, set aside or pay any dividend or other distribution;

(v) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Business or the Transferred Assets;

(vi) except with respect to any Excluded Benefit Plan arising out of, relating to or resulting from a Collective Bargaining Agreement, (1) reject, terminate (other than by expiration in accordance with its terms), or materially amend any Transferred Contract or seek Bankruptcy Court approval to do so, or (2) fail to use commercially reasonable efforts to oppose any action by a third party to so terminate (including any action by a third party to obtain Bankruptcy Court approval to terminate) any Transferred Contract;

(vii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Seller in the Ordinary Course of Business);

(viii) subject any of the Transferred Assets to any Encumbrance other than Permitted Encumbrances;

(ix) incur, guarantee or assume any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness except for indebtedness under the AFI Credit Agreement, the AFI Term Loan Agreement, or the DIP Credit Agreements;

(x) in each case solely with respect to the Employees and except as required by any Collective Bargaining Agreement or applicable Law, (1) make or grant any general or special wage or salary increase (other than standard merit increases in the Ordinary Course of Business), (2) increase the level of benefits under any Employee Benefit Plan, (3) take any action with respect to the grant of any material severance or termination pay (other than pursuant to Employee Benefit Plans in effect on the date of this

Agreement), (4) adopt, amend or terminate any Employee Benefit Plan, other than in the Ordinary Course of Business, (5) enter into any employment, consulting or similar agreement or amend any existing employment agreement, or (6) implement any employee layoffs, reductions in force, early retirement programs or other workforce restructuring activities at the AHF Locations;,

(xi) modify, amend, terminate or waive any rights under any Transferred Contract or contract necessary for Transition Services (so long as, with respect to contracts necessary for Transition Services, the applicable Buyer reimburses Sellers for the costs of maintaining such contracts in accordance with Section 6.11 and the North America Transition Services Agreement), or enter into any Contract (i) that would be material to the Business or (ii) with any equity holder, officer or director of any Seller or any Affiliate thereof;

(xii) change or modify any material accounting practice, policy or procedure, except as required by GAAP or applicable Law;

(xiii) except as required by applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any amended Tax Return, (3) enter into any closing agreement or settle or compromise any material Tax claim or assessment, (4) request or obtain any ruling or determination from any taxing authority, or (5) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action relates to the Transferred Assets and could have any effect on the Buyers or their designees;

(xiv) enter into any agreement to discount or accelerate the payment of the Transferred AR; or

(xv) agree or commit to any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyers, directly or indirectly, the right to control or direct the operations of Sellers, or the Business prior to the Closing and (ii) prior to the Closing, Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and their operations.

Section 6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date or earlier termination of this Agreement, upon reasonable request, Sellers shall afford each of the Buyers and their Representatives reasonable access to the properties, offices, plants and other facilities, books and records (including Tax books and records) of Sellers, solely with respect to the Business, and shall furnish each Buyer with such financial, operating and other data and information, and access to all the officers, employees, customers, vendors, accountants and other Representatives of Sellers, solely with respect to the Business, as any Buyer may reasonably request in connection with the transactions contemplated by this Agreement, including providing and transferring the data listed on Section 6.2(a) of the Disclosure Letter. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to provide access to or disclose any information to any Buyer or its Representatives if (i) such access or disclosure is prohibited pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof, (ii) such access or disclosure would violate applicable Law, or (iii) such access or disclosure would adversely affect any attorney-client or other legal privilege or contravene any applicable Laws (the “Disclosure Limitations”); provided that the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Sellers after consultation with outside counsel) violate any such confidentiality agreement or applicable Law, or cause such privilege to be undermined with respect to such information.

(b) The information provided pursuant to this Section 6.2 prior to Closing will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. The Confidentiality Agreement shall terminate automatically, and with no further action required of any party thereto, upon the Closing. No Seller makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Buyer may not rely on the accuracy of any such information, except to the extent of the representations and warranties set forth in Article III or in the officer’s certificate delivered pursuant to Section 2.11(c)(viii).

(c) From and after the Closing, until the closing of the Chapter 11 Case, each Buyer will provide Sellers and their Representatives, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of any Buyer or the Business, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) that are in its possession or reasonable control relating to its respective Transferred Assets, its respective Assumed Liabilities, or the Excluded Assets with respect to periods or occurrences prior to the Closing Date, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Chapter 11 Case and the wind down of Sellers’ estates (including reconciliation of claims and preparation of Tax Returns or other Tax proceedings and the functions of any trusts established under a Chapter 11 plan of sellers or any other successors of Sellers), (iii) complying with applicable Laws or (iv) other reasonable business purposes; provided that no Buyer shall be obligated to provide any such access that would, in the reasonable, good faith judgment of such Buyer, conflict with the Disclosure Limitations. Unless otherwise consented to in writing by AFI Parent, each Buyer will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to AFI Parent such books and records or any portion thereof that such Buyer may intend to destroy, alter or dispose of.

Section 6.3 Employee Matters.

(a) Within a reasonable period of time (but in any event not later than three (3) Business Days following the Closing Date), AHF Buyer shall provide (or cause an Affiliate to provide) to those Employees it identifies in its sole discretion (including any Qualified Leave Recipient that Buyer identifies in its sole discretion, subject to applicable Law) (each, an “Offer Employee”) an offer of employment on terms and conditions as determined by AHF Buyer in its sole discretion, in each case with such employment to commence reasonably promptly following the Closing, or in the case of a Qualified Leave Recipient, the date of his or her return to active employment; provided that such Qualified Leave Recipient returns to active status within six (6) months following the Closing Date (or such later date as may be required by applicable Law). Unless a written acceptance of an offer of employment is required by applicable Law, any Offer Employee who does not expressly reject AHF Buyer’s (or an Affiliate of AHF Buyer’s) offer of employment prior to the Closing and actually commences employment with AHF Buyer or one of its Affiliates immediately following the Closing (or such later time as may be set forth in such Offer Employee’s offer of employment or as required by applicable Law) shall be deemed for purposes of this Agreement to have accepted such offer. Each Offer Employee who receives and accepts (or is deemed to have accepted) AHF Buyer’s (or an Affiliate of AHF Buyer’s) offer employment and who commences employment with AHF Buyer or an Affiliate thereof on or following the Closing shall be a “Transferred Employee.” From the date of this Agreement until the Closing Date or earlier termination of this Agreement, Sellers shall reasonably cooperate with AHF Buyer in effecting AHF Buyer’s identification of Offer Employees and their potential transfer of employment from Sellers to AHF Buyer or an Affiliate of AHF Buyer as contemplated hereby, including by providing AHF Buyer and its applicable Affiliates from and after the Execution Date with an unredacted census file identifying the name, current rate of pay, and contact information (solely to the extent permitted by Law, and Sellers shall have no obligation to disclose any personally identifiable information to the extent prohibited by Law), and reasonable access to Employees and other Seller personnel, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of any Seller, the Business or the duties of such Employees, to allow AHF Buyer to identify those Employees to whom it would like to offer employment, conduct job interviews, and otherwise plan for the transition of Employees contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, AHF Buyer shall, or shall cause an Affiliate to, effective upon the Closing (i) recognize each labor union or labor organization that is party to a Collective Bargaining Agreement covering any Transferred Employee as the collective bargaining representative for the applicable Transferred Employees covered by such Collective Bargaining Agreement, (ii) assume each Collective Bargaining Agreement set forth on Section 6.3(b) of the Disclosure Letter subject to any modifications thereto set forth on Section 8.3(f) of the Disclosure Letter (each, an “Assumed Collective Bargaining Agreement”), and (iii) provide to the Transferred Employees whose employment is subject to an Assumed Collective Bargaining Agreement, terms and conditions of employment in accordance with such agreement (as amended) until its expiration, modification, or termination in accordance with its terms and applicable Law. Sellers and AHF Buyer shall, and shall cause their respective Affiliates to, mutually cooperate with and provide reasonable assistance to the other in undertaking all reasonably necessary or legally required provision of information to, or bargaining, consultations, discussions or negotiations with, any labor union or labor organization that represents any Employees affected by the transactions contemplated by this Agreement. For the avoidance of doubt, neither AHF Buyer nor any of its Affiliates shall (i) assume any Liabilities relating to or arising under any Collective Bargaining Agreement and relating in any way to any period prior to the Closing Date (including, without limitation, any pension obligations or retirement benefits), or (ii) be bound by or required to adhere to any past practice of any of the Sellers that has not been expressly included in writing in an Assumed Collective Bargaining Agreement.

(c) Sellers shall retain all Liabilities relating to all unpaid wages, salaries, commissions and other amounts, earned or accrued on or before the Closing Date by or in respect of all of its or their current and former employees, including the Transferred Employees.

(d) To the extent permitted by Law, all unused vacation and paid time off of the Transferred Employees accrued as of the Closing Date shall, effective as of the Closing Date or, if later, the date on which such Transferred Employee becomes an employee of Buyer or an Affiliate of Buyer, be transferred to and assumed by Buyer or an Affiliate of Buyer, as applicable, and Buyer or its Affiliate shall honor such accrued vacation and paid time off on the same basis as under Sellers’ vacation and paid time off policy(ies) as in effect immediately prior to the Closing.

(e) AHF Buyer or an Affiliate of AHF Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers’ compensation and any comparable Liabilities that are based upon any Transferred Employees’ injuries or illnesses which arise, and with respect only to injuries and illnesses that occur, after the Closing.

(f) AHF Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to, provide each Transferred Employee with credit for such Transferred Employee’s service with any Sellers or their Affiliates or predecessors prior to the Closing for purposes of eligibility and determination of level of benefits (including, for purposes of vacation but excluding for purposes of severance, equity-based compensation, nonqualified deferred compensation, and benefit accruals under any 401(k) plan, defined benefit pension plan or retiree or post-termination medical plan), under any benefit plan sponsored or maintained by AHF Buyer or any of its Affiliates in which such Transferred Employee is eligible to participate on or following the Closing Date (each, a “AHF Buyer Plan”) to the same extent as provided under the corresponding Employee Benefit Plan of Seller immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each AHF Buyer Plan that is a health or welfare plan, AHF Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to, waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health. AHF Buyer shall offer to each Transferred Employee a sign-on bonus of $500, payable on, and subject to such Transferred Employee remaining employed through, the thirtieth (30th) day following the Closing Date.

(g) To the extent applicable, on or immediately prior to the Closing, Seller shall make pro rata bonus payments at target to bonus eligible senior level management Employees (excluding, for the avoidance of doubt, plant management) in respect of their services rendered to Sellers or their Affiliates (as the case may be) for the period commencing on January 1, 2022, and ending on the Closing Date.

(h) Without limitation of Section 10.10, nothing express or implied in this Section 6.3 or this Agreement shall (i) confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, (ii) be treated as an amendment to, or prevent or otherwise restrict the amendment or termination of any Employee Benefit Plan, AHF Buyer Plan or any other employee benefit plan, program, arrangement or agreement sponsored or maintained by AHF Buyer, Sellers or their respective Affiliates, as applicable, or (iii) obligate AHF Buyer, Sellers or any of their respective Affiliates to maintain any particular employee benefit plan, program or arrangement.

(i) Prior to the Closing, any written or material oral communications proposed to be delivered by AHF Buyer or an Affiliate of AHF Buyer to any Transferred Employee regarding such employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after Closing will be subject to the prior written approval of AFI Parent, which will not be unreasonably withheld, conditioned or delayed; provided that in all cases, AFI Parent will be given no less than three (3) Business Days to review and comment on any such communications.

(j) Sellers shall be solely responsible for any and all Liabilities arising under the WARN Act and relating to any of their employees whose employment is terminated prior to, upon, or following the Closing, including any Employees who do not receive offers of employment from Buyer or its Affiliates. AHF Buyer shall be solely responsible for any and all Liabilities arising under the WARN Act and relating to any Transferred Employee whose employment is terminated by AHF Buyer or an Affiliate following the Closing.

(k) With respect to any current or former employee of the Sellers and any eligible spouse or dependent thereof who has a “qualifying event” (as defined in Treasury Regulation Section 54.4980B-4) on or prior to the Closing Date, Sellers shall retain the obligation for providing notices and COBRA coverage.

(l) Sellers shall be solely responsible for any and all Liabilities arising under the WARN Act and relating to any of their employees who are terminated prior to, upon, or following the Closing, including any Employees who do not receive offers of employment from Buyer or its Affiliates.

(m) To the extent required by Law to be employed by AHF Buyer or an Affiliate of AHF Buyer, AHF Buyer and its Affiliates, as applicable, shall employ those Transferred Employees who are foreign nationals working in the United States in non-immigrant status and those Transferred Employees for whom there are pending or approved I-140 immigrant petitions as of the Closing Date (collectively, the “Visa Employees”), under terms and conditions such that AHF Buyer or its Affiliate, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date, including, but not limited to, 8 U.S.C. section 1184(c)(10). As of the Closing, AHF Buyer or its Affiliate, as applicable, agrees to assume all immigration-related Liabilities and responsibilities under applicable United States immigration Laws with respect to such Visa Employees.

(n) To the extent not prohibited by Law and not subject to attorney-client privilege or other work product privilege, Sellers shall provide AHF Buyer with the Transferred Employee Records promptly following the date on which AHF Buyer notifies Sellers of the identity of any Offered Employee; provided, however, that Sellers have the right to retain copies at Sellers’ expense.

Section 6.4 Consents and Filings; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to use reasonable best efforts to cooperate with each other Party to, promptly take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms hereof and thereof. This Section 6.4(a) does not apply with respect to Taxes.

(b) From time to time, whether at or following the Closing, Sellers and Buyers shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to vest in each Buyer all the right, title, and interest in, to or under its Transferred Assets, to provide Buyers and Sellers all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Parties will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied. Notwithstanding the foregoing, nothing in this Section 6.4 shall (a) require Sellers or Buyers or any of their Affiliates to make any expenditure or incur any obligation on their own or on behalf of any other Party (unless funds in the full amount thereof are advanced by such other Party in cash) or (b) prohibit Sellers or any of their Affiliates from ceasing operations or winding up its affairs following the Closing.

(c) Sellers and Buyers shall cooperate with each other and, as promptly as practicable after the date of this Agreement, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the transfer or reissuance to the applicable Buyer of all Environmental Permits necessary to lawfully own and operate the Business and Transferred Assets. The Parties shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to (i) respond promptly to any requests for additional information made by such agencies, (ii) participate in any hearings, settlement proceedings or other proceedings ordered with respect to applications to transfer or reissue such Environmental Permits, and (iii) cause regulatory approval to be obtained as soon as practicable after the date of filing. Each Party will bear its costs of the preparation and review of any such filing. Sellers and Buyers shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection any filings to transfer the Environmental Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(d) Following Closing, Sellers shall cooperate with Buyers’ reasonable requests with respect to the investigation and prosecution of any Actions related primarily to the Business or the Transferred Assets (other than in connection with disputes between the Parties), including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to furnish all reasonably available information and testimony, to arrange discussions with, and the calling as witnesses of, officers, directors, employees, agents and Representatives, and to provide other reasonable assistance in connection with any such Actions, with such cooperation to be at the cost and expense of the requesting Buyer.

Section 6.5 Certain Preference Claim Matters. Buyers shall not initiate, and shall cause their Affiliates not to initiate, any civil or administrative Action related to preference claims under Chapter 5 of the Bankruptcy Code against any non-Seller party to any Transferred Contract.

Section 6.6 Refunds and Remittances.

(a) After the Closing: (i) if Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to any Buyer in accordance with the terms of this Agreement, Sellers promptly shall remit, or shall cause to be remitted, such amount to such Buyer in accordance with this Agreement and (ii) if any Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Sellers or any of their Affiliates in accordance with the terms of this Agreement, such Buyer promptly shall remit, or shall cause to be remitted, such amount to Sellers in accordance with this Agreement.

(b) In the event that, from and after the Closing, (i) Sellers or any of their Affiliates have retained ownership of a Transferred Asset, then, for no additional consideration to Sellers or any of their Affiliates, Sellers shall, and shall cause their controlled Affiliates to, convey, assign or transfer promptly such Transferred Asset to the applicable Buyer or its designees in accordance with this Agreement, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Transferred Asset to the applicable Buyer or its designees in accordance with this Agreement, (ii) any Excluded Asset has been conveyed to or is received by any Buyer, then, without any consideration payable to such Buyer or any of its Affiliates, such Buyer shall convey, assign or transfer promptly such Excluded Asset to Sellers in accordance with this Agreement, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Excluded Asset to Sellers or their designees in accordance with this Agreement and (iii) any AHF Transferred Asset has been conveyed to or is received by GBG Buyer, or any GBG Transferred Asset has been conveyed to or is received by AHF Buyer, then such Buyer shall convey, assign or transfer promptly such Transferred Asset to AHF Buyer or GBG Buyer, as applicable, in accordance with this Agreement, and the Parties shall execute all other documents and instruments, and take all other lawful actions reasonably requested, in order to convey, assign and transfer such Transferred Asset to AHF Buyer or GBG Buyer, as applicable, or its designees in accordance with this Agreement.

Section 6.7 Public Announcements. From the date hereof through the Closing Date, no Buyer, on the one hand, nor any of the Sellers, on the other hand, shall issue any public report, statement, press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyers and AFI Parent, unless otherwise required by applicable Law, in which case such Party shall coordinate and consult with the other Party with respect to the timing, basis, scope and content before issuing any such report, statement or press release; provided, however, that nothing in this Section 6.7 shall (a) delay any required filing or other disclosure with the SEC, the Bankruptcy Court, or any other Governmental Authority or otherwise hinder either AFI Parent’s or its Representatives’ ability to timely comply with all Laws (including the Bankruptcy Code and the WARN Act) or rules and regulations of the SEC or any other Governmental Authority including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws (including the Bankruptcy Code) or rules of the SEC or any other Governmental Authority in the reasonable judgment of AFI Parent, (b) prohibit any communications by any Buyer to any customer, supplier or employee related to the Business and (c) prohibit any public announcement containing information that is otherwise generally available to the public (including as a result of any filing or other disclosure with the SEC, the Bankruptcy Court, or any other Governmental Authority), or (d) delay or prohibit any WARN Act-related notice issued by AFI Parent.

Section 6.8 Intellectual Property Matters. Effective as of the Closing Date, (a) AFI Parent, on behalf of itself and its Subsidiaries (other than the other Sellers), hereby grants to AHF Buyer, a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for the independent use by third parties), fully paid-up ,and royalty-free license to all Diamond 10 IP anywhere in the world and (b) AHF Buyer, on behalf of itself and its Subsidiaries and Affiliates, hereby grants to AFI Parent a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for the independent use by third parties), fully paid-up, and royalty-free license to all Diamond 10 IP anywhere in the world, which foregoing licenses shall be freely assignable (in whole or in relevant part) by such Parties in connection with the sale or other transfer of any of the applicable assets or business of such Party or its Affiliates, including in connection with the Chapter 11 Case; provided that AFI Parent (or any of its Affiliates, transferees or sublicensee) will not use any packaging, branding or marks similar to or reasonably likely to be confused with any marks owned by AHF Buyer (including any marks related to the Diamond 10 IP) in connection with the licensing, sale or distribution of any products or services in North America.

Section 6.9 Intercompany Accounts and Arrangements. Effective prior to the Closing, all outstanding intercompany accounts, whether payables or receivables, between any Seller, on the one hand, and any Subsidiary of Sellers, on the other hand, shall be settled in full without any cash payment required to be made, and shall be of no further force and effect, in each case, without Liability to the Business, any Buyer, or the Sellers at or after the Closing.

Section 6.10 Collection of Accounts Receivable.

(a) As of the Closing Date, each Seller hereby (i) authorizes Buyers and any Buyer designee to open any and all mail addressed to any Seller relating to the Business or the Transferred Assets and delivered to the offices of the Business or otherwise to any Buyer or any Buyer designee if received on or after the Closing Date and (ii) appoints the Buyers, any Buyer designee or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by any Buyer of any Buyer designee after the Closing Date with respect to Transferred AR or accounts receivable relating to work performed or products delivered by any Buyer after the Closing, as the case may be, made payable or endorsed to any Seller or Seller’s order, for the Buyers’ or any Buyer designee’s own account.

(b) As of the Closing Date, each Seller agrees that any monies, checks or negotiable instruments received by any Seller after the Closing Date with respect to Transferred AR or accounts receivable relating to work performed by any Buyer after the Closing, as the case may be, shall be held in trust by such Seller for the Buyers’ or any Buyer designee’s benefits and accounts, and promptly upon receipt by a Seller of any such payment, such Seller shall pay over to the Buyers or their designee the amount of such payments without any right of set off or reimbursement.

(c) Without limiting the foregoing, Sellers will, and will cause their respective Subsidiaries and Affiliates to, deposit into the bank account designated by the GBG Buyer (the “Designated AR Account”) within one (1) Business Day after receipt all amounts received by Sellers or their respective Subsidiaries and Affiliates constituting Transferred AR. Sellers will, and will cause their respective Subsidiaries and Affiliates to, deliver written instructions no later than one (1) Business Day following the Closing to all customers with accounts receivable constituting Transferred AR to deliver all payments with respect thereto directly to the Designated AR Account. Sellers will maintain their bank accounts to accept any Transferred AR for 120 days following the Closing.

(d) As of the Closing Date, the Buyers or any Buyer designee shall have the sole authority to bill and collect Transferred AR and accounts receivable relating to work performed by any Buyer after the Closing.

(e) Notwithstanding anything to the contrary contained hereto, any Designated Buyers that acquire any Transferred AR hereunder shall be express third -party beneficiaries of this Section 6.10.

Section 6.11 Sale of Designated Inventory; Transition Services.

(a) For a period of time not to exceed two hundred ten (210) days after the Petition Date (the “Occupancy Period”), and subject to compliance with the terms of any Lease or other Contract governing Sellers’ right to use and occupy the Facilities during the Occupancy Period, GBG Buyer and/or its designee shall be entitled to quiet use and occupancy of the

Facilities. During the Occupancy Period, Sellers shall provide GBG Buyer and/or its designees with (a) quiet use and occupancy of (i) the Facilities and (ii) the fixed assets and material handling equipment located at the Facilities, (b) the utilities and other services provided at the Facilities and (c) on the terms and conditions set forth in Section 6.11(b) and the North America TSA, the Transition Services. On the terms and conditions set forth in Section 6.11(b) and the North America TSA, GBG Buyer shall reimburse Seller for GBG Buyer’s portion of the Transition Services Expenses. Notwithstanding the foregoing, GBG Buyer may, in its discretion, earlier terminate the Occupancy Period for any Facility upon not less than seven (7) days’ prior written notice (a “Vacate Notice”) to Sellers (the effective date of such notice, the “Vacate Date”); provided that it being understood that GBG Buyer’s obligations to pay occupancy expenses shall continue until the applicable Vacate Date for each Facility. At the conclusion of the Occupancy Period, GBG Buyer agrees to leave each Facility in “broom clean” condition, ordinary wear and tear excepted. GBG Buyer shall be responsible for any and all Liabilities arising from or in connection with GBG Buyer’s or its designees’ use and occupancy of the Facilities during the Occupancy Period; provided that upon vacating each Facility, GBG Buyer shall have the right to abandon any Inventory in each such Facility without liability to the Sellers.

(b) Following the Execution Date, AFI Parent and each Buyer seeking Transition Services shall negotiate in good faith to enter into a transition services agreement at or prior to the Closing, on terms and conditions mutually acceptable to the Parties (the “North America TSA”), and which shall set forth the terms and conditions of the Transition Services and the Transition Services Expenses, such that the applicable Sellers shall provide the Transition Services to the applicable Buyers and the applicable Buyers shall pay Sellers for the Transition Services Expenses, all in accordance with the terms and conditions of the North America TSA. The North America TSA shall provide that the Transition Services Expenses payable pursuant to the North America TSA shall represent the actual costs of Sellers in providing the Transition Services and shall include all costs, fees and expenses incurred by Sellers in providing the Transition Services, including those associated with maintaining any contracts reasonably required for providing the Transition Services, that are specified in the North American TSA.

Section 6.12 Environmental Reports. AHF Buyer will use its best efforts to obtain a Phase I report for each of the Transferred Real Properties as soon as reasonably practicable following the Execution Date (and in any event prior to July 22, 2022). Sellers will provide Buyers and their consultants with reasonable access to the Transferred Real Properties to facilitate the completion of any environmental review, including providing access for the site visits on the dates set forth on Section 6.12 of the Disclosure Letter.

Section 6.13 Transition Services Agreements. Buyers acknowledge and agree that AFI Parent will enter into (a) the Transition Services Agreement to be entered into by the buyer, or a designated Affiliate thereof, of all of the issued and outstanding equity interests of Armstrong Flooring Hong Kong Limited, a private company limited by shares incorporated in Hong Kong and a wholly owned subsidiary of the Corporation, substantially in the form attached hereto as Exhibit B (the “HK TSA”), and (b) the Transition Services Agreement to be entered into by the buyer, or a designated Affiliate thereof, of all, or substantially all, of the assets of Armstrong Flooring Pty Ltd CAN 004 747 942, an Australian Corporation limited by shares, substantially in the form attached hereto as

Exhibit C (the “Australia TSA”, and, together with the HK TSA, the “Foreign TSAs”). Each Buyer severally (and not jointly) covenants and agrees that, for the duration of the Foreign TSAs (as set forth therein), and in any event for no more than twelve (12) months from the Closing date, such Buyer will provide, using the Transferred Assets purchased by such Buyer hereunder, AFI Parent with the utilities, equipment (including hardware), and access reasonably requested by AFI Parent from such Buyer to the extent reasonably required for AFI Parent to fulfill its obligations under the Foreign TSAs, and the Parties shall cooperate such that any such access would not unreasonably interfere with the operations of any Buyer or the Business. In connection therewith, AFI Parent shall promptly reimburse each such Buyer for the actual out of pocket costs and expenses incurred by each such Buyer in connection with the provision of the utilities, equipment (including hardware), and access requested by AFI Parent pursuant to this Section 6.13.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes. Any and all sales, harmonized sales, use, property transfer or gains, real estate or land transfer or gains, documentary, stamp, registration, recording, filing, goods and services or other similar Taxes (“Transfer Taxes”) payable solely as a result of the sale or transfer of the Transferred Assets and the assumption of the Assumed Liabilities pursuant to this Agreement shall be paid by equally by the applicable Buyer, on the one hand, and Sellers, on the other hand. Sellers and Buyers shall use commercially reasonable efforts and cooperate in good faith to mitigate, reduce, or eliminate any such Transfer Taxes (it being understood, for the avoidance of doubt, that such efforts shall not require the transactions to be structured so that Section 1146(a) of the Bankruptcy Code applies), and shall each use commercially reasonable efforts to sign and file (or cause its respective Affiliates to sign and file) all documentation with the relevant Governmental Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law. The Party responsible under applicable law for preparing any Tax Returns with respect to such Transfer Taxes shall prepare and file all such necessary Tax Returns or other documents with respect thereto and the other Parties shall reasonably cooperate therewith. If any Party is responsible for preparing and filing any Tax Returns pursuant to the preceding sentence, the applicable Buyer, on the one hand, and the applicable Seller, on the other hand, shall pay equal portions of the amount of Transfer Taxes shown on such Tax Returns to the applicable Party not later than two Business Days prior to the filing date.

Section 7.2 Tax Cooperation. Buyers and Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Business, its respective Transferred Assets and its respective Assumed Liabilities as is reasonably necessary for determining any Liability for Taxes, the filing of all Tax Returns (including, if applicable, IRS Form 8594), the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 7.2 shall be borne by the Party requesting it.

Section 7.3 Property Tax Allocations. Annual personal property Taxes, real property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets and the Business (“Property Taxes”) shall be pro-rated as of the Closing Date, with Seller liable to the extent such items relate to any time period (or portion thereof) prior to the Closing Date (“Pre-Closing Charges”) and the applicable Buyer liable to the extent such items relate to periods (or any portion thereof) on and after the Closing Date. To the extent Property Taxes are assessed with respect to a period that begins before and ends after the Closing Date, the Pre-Closing Charges shall be calculated by multiplying the amount of such Property Taxes for the entire period by a fraction, the numerator of which is the number of days in the period from the first day of the period through and including the day prior to the Closing Date, and the denominator of which is the number of days in the entire period. If the amount of any Property Taxes is not fixed and determinable as of the delivery of the Estimated Closing Statement or the Closing Statement, as applicable, then the Property Tax Proration Amount shall be reasonably estimated by Seller or Buyer, as applicable, based on the most recently available information. For the avoidance of doubt, any Pre-Closing Charges which Sellers are liable under this Section 7.3 shall not constitute Assumed Liabilities.

Section 7.4 No Partnership. The Parties acknowledge and agree neither GBG Buyer nor AHF Buyer intend to enter into a partnership, joint venture, or other similar agreement for U.S. federal or applicable state, local, or non-U.S. income tax purposes, and to the maximum extent permitted by applicable Law nothing herein shall be construed to cause any such entity to exist.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of Buyers and Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), or shall have initiated and be actively pursuing any legal proceedings seeking any such Order, that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (any such Law or Order, a “Legal Restraint”).

(b) Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated or the necessary clearance thereunder shall have been received.

(c) The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, reversed or modified in a manner materially adverse to any Buyer absent consent of such Buyer.

Section 8.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by AFI Parent in its sole discretion:

(a) The representations and warranties of each Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).

(b) Each Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Buyer on or prior to the Closing Date.

(c) Sellers shall have received the documents listed in Section 2.11(c).

Section 8.3 Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived only in a writing executed by all of the Buyers in their sole discretion:

(a) Representations and Warranties.

(i) The representations and warranties of Sellers contained in this Agreement, other than the Fundamental Representations of Sellers, shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct at such time would, either individually or in the aggregate, constitute a Material Adverse Effect.

(ii) The Fundamental Representations of Sellers contained in this Agreement (A) that are modified by any “materiality” or “Material Adverse Effect” qualifiers, shall be true and correct in all respects and (B) that are not modified by any “materiality” or “Material Adverse Effect” qualifiers, shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those Fundamental Representations of Seller that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).

(b) Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No Material Adverse Effect shall have occurred after the date of this Agreement.

(d) Buyers shall have received the documents listed in Section 2.11(b).

(e) The Trademark License Consent shall have been duly executed and delivered in form and substance reasonably acceptable to AHF Buyer.

(f) The labor unions representing Employees at the AHF Locations in Lancaster, Pennsylvania shall have agreed to modify the applicable Collective Bargaining Agreements in a manner consistent with the modifications set forth on set forth on Section 8.3(f) of the Disclosure Letter.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each of the Buyers and AFI Parent;

(b) by either AFI Parent or any Buyer, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided that no Party may terminate this Agreement pursuant to this Section 9.1(b)(i) whose breach of any of its representations, warranties, covenants or agreements contained herein results in such Legal Restraint;

(ii) the Closing shall not have occurred on or before August 31, 2022 (the “Outside Date”); provided that no Party shall be permitted to terminate this Agreement pursuant to this Section 9.1(b)(ii) if the failure of the Closing to have occurred by the Outside Date was caused by the breach of such Party with respect to any obligation or condition of this Agreement; or

(iii) Sellers consummate any Alternative Transaction that the Bankruptcy Court finally approves as “superior” in accordance with the Bidding Procedures Order.

(c) by any Buyer, if:

(i) at any time, Sellers shall have breached or violated any of their representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), and (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.11, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured by the earlier of ten (10) days after written notice thereof has been given by such Buyer to Seller and the Outside Date; provided that such Buyer shall not be entitled to terminate the Agreement pursuant to this Section 9.1(c)(i) if such Buyer is then in breach of any of its obligations under this Agreement such that the conditions in Sections 8.2(a) or 8.2(b) would not be satisfied;

(ii) the Chapter 11 Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iii) Sellers withdraw or seek authority to withdraw the Sale Motion;

(iv) any Seller enters into one or more Alternative Transactions with one or more Persons other than Buyers or the Bankruptcy Court approves an Alternative Transaction other than with Buyers;

(v) a Material Adverse Effect has occurred; or

(vi) Sellers publicly announce any plan of reorganization or plan of liquidation or support any such plan filed by any third party, other than any such transaction that would not prevent or materially delay the Closing from occurring in accordance with the terms of this Agreement.

(d) by AFI Parent:

(i) at any time, if (x) any Buyer shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as the case may be, or (y) any Buyer shall have materially breached the Bidding Procedures Order or the Sale Order, and in each case, (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.11, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by AFI Parent to Buyers; provided that AFI Parent shall not be entitled to terminate the Agreement pursuant to this Section 9.1(d) if any Seller is then in breach of any of its obligations under this Agreement such that the conditions in Sections 8.3(a) or 8.3(b) would not be satisfied; or

(ii) if the Board of Directors of AFI Parent determines in the exercise of its sole authority that proceeding with the transactions contemplated by this Agreement would be inconsistent with its fiduciary duties.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall, if such Party is AFI Parent, give prompt written notice of such termination to Buyers, and if such Party is a Buyer, give prompt written notice of such termination to Sellers.

Section 9.2 Effect of Termination.In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) for the provisions of Section 6.7 (Public Announcements), Section 10.3 (Fees and Expenses), Section 10.7 (Notices), Section 10.10 (Parties in Interest), Section 10.11 (Governing Law), Section 10.12 (Submission to Jurisdiction) and this Article IX and (ii) that no such termination shall relieve any Party from liability for any willful and material breach of this Agreement.

Section 9.3 Alternative Proposals. Notwithstanding anything in this Agreement to the contrary, Sellers may participate in discussions or negotiations with, or furnish information with respect to Sellers, the Business, or the Transferred Assets to any Person if (i) such Person has submitted to Sellers a bona fide written proposal to acquire the stock or assets of Sellers, upon receipt of which Sellers shall give prompt written notice to Buyers and (ii) Sellers determine in their good faith judgment that taking such action is consistent with their fiduciary duties.

Section 9.4 Bidder Protections

(a) In the event that an Alternative Transaction is consummated, or this Agreement is terminated for any reason other than a material breach of a Buyer, in consideration for the Buyers having expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Sellers, and without the requirement of any notice or demand from Buyers or any other application to or order of the Bankruptcy Court, (i) the Deposit Funds shall be returned to Buyers in accordance with the Bidding Procedures Order and Section 2.10(b) and (ii) Sellers shall jointly and severally be liable for and shall pay (or cause to be paid to) Buyers, in accordance with the Bidding Procedures Order a termination payment in an amount equal to $3,150,000 (“Bidder Protections”). In the event Sellers become obligated under this Agreement to pay any or all of the Bidder Protections, Sellers shall pay such Bidder Protections in immediately available funds to such account or accounts as may be specified in written notice by Buyers. The Bidder Protections shall (i) constitute an allowed administrative expense claim of Sellers’ estates under sections 503(b) and 507 of the Bankruptcy Code and (ii) notwithstanding the prior entry of any order of the Bankruptcy Court relating to the use of cash collateral, be paid on the second (2nd) business day following the date of consummation of an Alternative Transaction.

(b) Each of the Parties acknowledges and agrees that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. Each of the Parties further acknowledges that the payment by Sellers of the Bidder Protections is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Buyers, in the circumstances in which such Bidder Protection is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. The obligation to pay the Bidder Protections in accordance with the provisions of this Agreement will (i) be binding upon and enforceable jointly and severally against each Seller immediately upon execution of this Agreement and (ii) survive the subsequent termination of this Agreement, solely to the extent permitted by applicable law. The obligation to pay the Bidder Protections as and when required under this Agreement, is intended to be, and is, binding upon (A) each Seller in accordance with the Bidding Procedures Order, (B) any successors or assigns of any Seller and (C) any trustee, examiner or other representative of a Seller’s estate (each of (A) through (C), a “Successor”) as if such Successor were a Seller hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Sellers and Buyers contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent that its terms require performance after the Closing.

Section 10.2 Bulk Sales. Notwithstanding any other provisions in this Agreement, Buyers and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar Laws that may be applicable with respect to the sale and transfer of any or all of the Transferred Assets to Buyers.

Section 10.3 Fees and Expenses. Except as otherwise provided herein (including Section 6.4(a) and Section 7.1) or in the DIP Order, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.4 Transition of Permits. To the extent that any Buyer has not obtained all of the Permits included in the Transferred Assets that are necessary for such Buyer to take title to all of the Transferred Assets at the Closing and to operate all aspects of the Business as of immediately following the Closing in the same manner in all material respects as it was operated by Sellers immediately prior to the Closing, Sellers shall, to the extent permitted by applicable Laws, use commercially reasonable efforts to maintain after the Closing such Permits that such Buyer reasonably requests, at such Buyer’s sole expense, until the earlier of the time such Buyer has obtained such Permits and six (6) months following the Closing (or the remaining term of any such Permit or the closing of the Chapter 11 Case, if shorter).

Section 10.5 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 10.6 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier, (c) on the day of transmission if sent via email transmission to the email address(es) given below and the sender does not receive a notice of such transmission being undeliverable to such email address or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to Sellers, to:

Armstrong Flooring, Inc.

1770 Hempstead Road,

Lancaster, PA 17605

Attention: Christopher S. Parisi

Email:       csparisi@armstrongflooring.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:   Steven J. Daniels

       Ron E. Meisler

Email:        Steven.Daniels@skadden.com

       Ron.Meisler@skadden.com

(ii) if to AHF Buyer, to:

AHF, LLC

3840 Hempland Road

P.O. Box 566

Mountville , PA 17554

Attention:   Brian M. Carson

Email:        brian.carson@ahfproducts.com

with copies (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street NE

Suite 1600

Atlanta, GA 30309

Attention:   W. Austin Jowers

       Justin King

Email:        ajowers@kslaw.com

       jking@kslaw.com

(iii) if to GBG Buyer, to:

Gordon Brothers Commercial and Industrial, LLC

800 Boylston Street, 27th Floor

Boston, MA 02199

Attention:   Robert Himmel

       Robert Gould

       David Braun

Email:        rhimmel@gordonbrothers.com

       rgould@gordonbrothers.com

       dbraun@gordonbrothers.com

with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

50 Rockefeller Plaza

New York, NY 10020-1605

Attention:   Steven J. Reisman

       Cindi M. Giglio

Email:        sreisman@katten.com

       cgiglio@katten.com

Section 10.8 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings, and all prior and contemporaneous oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 10.10 Parties in Interest. Except as specifically set forth in Section 10.13 and Section 10.22, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including Employees) other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11 Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.12 Submission to Jurisdiction. Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (x) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such

Action or proceeding; provided, however, that, if the Chapter 11 Case is closed or declines jurisdiction, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns shall be heard and determined in the Court of Chancery of the State of Delaware, or if jurisdiction is not available in the Court of Chancery, then in the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient, without limiting any other manner of service permitted by Law. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, and of the United States District Court for the District of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.13 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Sellers or Buyers or any officer, director, employee, Representative or investor of any Party hereto.

Section 10.14 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated (except pursuant to Section 2.13), in whole or in part, by operation of law or otherwise, by any Seller without the prior written consent of Buyers, and by Buyers without the prior written consent of AFI Parent, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, (a) subject to the terms of Section 2.13, Buyers may assign any of their rights under this Agreement to any of its Affiliates and (b) Buyers may designate their rights under this Agreement pursuant to Section 2.13, in each case without obtaining the prior written consent of AFI Parent; provided that in connection with such assignment, such assignment shall not relieve Buyers of any of their obligations under this Agreement (or otherwise). Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.15 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause Buyers, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, Buyers, on the one hand, and Sellers, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Sellers, on the one hand, and Buyers, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Sellers or Buyers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Sellers or Buyers, as applicable, under this Agreement.

Section 10.16 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.17 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 10.18 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.18.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in portable document format (.pdf), each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

Section 10.20 Jointly Drafted. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party. The Parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties.

Section 10.21 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY BUYER OR BUYER NON-RECOURSE PERSON OR ANY SELLER OR SELLER NON-RECOURSE PERSON BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, DIMINUTION IN VALUE, LOST PROFITS OR CHANGES IN RESTRICTIONS ON BUSINESS PRACTICES.

Section 10.22 No Recourse.

(a) This Agreement may be enforced only by AFI Parent against, and any claim, action, suit, or other legal proceeding by Seller may be brought only against Buyers, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. Neither Seller nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Buyers or of any Affiliate of Buyers or any of their successors or permitted assigns (each, a “Buyer Non-Recourse Person”), and no such Buyer Non-Recourse Person shall have any liability for any obligations or liabilities of Buyers under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(b) This Agreement may be enforced only by Buyers against, and any claim, action, suit, or other legal proceeding by Buyers may be brought only against, Sellers, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. None of Buyers, any Designated Buyer, nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Sellers or of any Affiliate of Sellers or any of their successors or permitted assigns (each, a “Seller Non-Recourse Person”), and no such Seller Non-Recourse Person shall have any liability for any obligations or liabilities of Seller under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.23 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the day and year first above written.

SELLERS:

ARMSTRONG FLOORING, INC.

By:	/s/ Michel Vermette
Name: Michel Vermette
Title: President and CEO

ARMSTRONG FLOORING CANADA LTD.

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Secretary

ARMSTRONG FLOORING LATIN AMERICA, INC.

By:	/s/ Christopher S. Parisi
Name: Christopher S. Parisi
Title: Director

AFI LICENSING LLC

By:	/s/ Christopher S. Parisi
Name:Christopher S. Parisi
Title: Secretary

[Signature page to Asset Purchase Agreement]

AHF BUYER:

AHF, LLC

By:	/s/ Brian M. Carson
Name: Brian M. Carson
Title: President and CEO

[Signature page to Asset Purchase Agreement]

GBG BUYER:

GORDON BROTHERS COMMERCIAL & INDUSTRIAL, LLC

By:	/s/ Robert Gould
Name: Robert Gould
Title: Managing Director

[Signature page to Asset Purchase Agreement]